Exhibit 2.1
Dated January 17, 2023

Business Combination Agreement

among

Ross Acquisition Corp II
as SPAC

APRINOIA Therapeutics Inc.
as Company

APRINOIA Therapeutics Holdings Limited
as PubCo

APRINOIA Therapeutics Merger Sub 1, Inc.
as Merger Sub 1

APRINOIA Therapeutics Merger Sub 2, Inc.
as Merger Sub 2

and

APRINOIA Therapeutics Merger Sub 3, Inc.
as Merger Sub 3

White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606-4302

TABLE OF CONTENTS

Page

Section 12.15	Enforcement	81
Section 12.16	Non-Recourse	81
Section 12.17	Non-Survival of Warranties and Covenants	81
Section 12.18	Conflicts and Privilege	82

Exhibits
Exhibit A	--	Form of Investor Rights Agreement
Exhibit B	--	Form of Articles of the Second Surviving Company
Exhibit C	--	Form of Plan of Initial Merger
Exhibit D	--	Form of Plan of Second Merger
Exhibit E	--	Form of Plan of Third Merger
Exhibit F	--	Form of PubCo Articles
Exhibit G	--	Form of Warrant Assignment, Assumption and Amendment Agreement
Exhibit H	--	Form of Lock-Up Agreement

Schedules
Schedule I	--	SPAC Disclosure Letter
Schedule II	--	Company Disclosure Letter

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of January 17, 2023 (this “Agreement”), is made and entered into by and among (i) Ross Acquisition Corp II, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“SPAC”), (ii) APRINOIA Therapeutics Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), (iii) APRINOIA Therapeutics Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“PubCo”), (iv) APRINOIA Therapeutics Merger Sub 1, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”), (v) APRINOIA Therapeutics Merger Sub 2, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands and a direct wholly-owned subsidiary of SPAC (“Merger Sub 2”) and (vi) APRINOIA Therapeutics Merger Sub 3, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands and a direct wholly-owned subsidiary of SPAC (“Merger Sub 3”).  SPAC, the Company, PubCo, Merger Sub 1, Merger Sub 2, and Merger Sub 3 are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, SPAC is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a newly formed entity, wholly-owned by JANG Ming-Kuei, a shareholder of the Company (the “Initial PubCo Holder”), and was formed for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Third Surviving Company (as defined below);

WHEREAS, Merger Sub 1, an exempted company incorporated with limited liability under the laws of the Cayman Islands, is wholly-owned by PubCo, and was formed for the purpose of effectuating the Initial Merger (as defined below);

WHEREAS, each of Merger Sub 2 and Merger Sub 3 is an exempted company incorporated with limited liability under the laws of the Cayman Islands, is wholly-owned by SPAC, and was formed for the purpose of effectuating the Second Merger (as defined below) and the Third Merger (as defined below), respectively;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) on the Business Day prior to the Closing Date (as defined below) and following any PIPE Investment (if any), SPAC will merge with and into Merger Sub 1 (the “Initial Merger”), with Merger Sub 1 being the surviving entity and a wholly-owned subsidiary of PubCo, (b) on the Closing Date and prior to the Second Merger, the Convertible Note Conversion will be consummated, (c) on the Closing Date and following the Convertible Note Conversion, Merger Sub 2 will merge with and into the Company (the “Second Merger”), with the Company being the surviving entity, and (d) on the Closing Date and immediately following the Second Merger, the Company will merge with and into Merger Sub 3 (the “Third Merger,” and together with the Initial Merger and the Second Merger, the “Mergers”), with Merger Sub 3 being the surviving entity, each Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions (including Part XVI) of the Companies Act (as amended) of the Cayman Islands (the “Cayman Act”);

WHEREAS, the Sponsor CB Investor and certain other investors (collectively, the “Convertible Note Holders”) have entered into or will enter into convertible note purchase agreements and other related ancillaries, pursuant to which such Convertible Note Holders will provide to the Company debt financing in the aggregate amount of up to US$35,000,000 to meet the Company’s working capital requirements through the Closing (collectively, the “Convertible Notes”);

WHEREAS, for U.S. federal income Tax purposes, (a) it is intended that (i) the Initial Merger, together with Merger Sub 1’s initial entity classification election to be disregarded as an entity separate from PubCo for U.S. federal income Tax purposes, effective as of Merger Sub 1’s formation, will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, (ii) the Sponsor Share Conversion (as defined below) will qualify as a “reorganization” under Section 368(a)(1)(E) of the Code, and (iii)  the Second Merger and the Third Merger, taken together, will qualify as a “reorganization” under Section 368(a) of the Code (collectively, the “Intended Tax Treatment”) and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to (i) the Initial Merger, (ii) the Sponsor Share Conversion, and (iii) the Second Merger and the Third Merger, collectively, within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361, and 368 of the Code and the Treasury Regulations thereunder;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company, PubCo, Sponsor and certain other parties have entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor agrees (a) to vote in favor of the SPAC Shareholders Approval (as defined below), (b) to vote against any proposals that would impede the Transactions (as defined below), (c) to waive the anti-dilution rights of the SPAC Class B Ordinary Shares held by Sponsor under the SPAC Articles (as defined below), (d) not to redeem any SPAC Shares (as defined below) held by Sponsor, (e) not to transfer any SPAC Securities (as defined below) held by the Sponsor, (f) surrender for no consideration certain SPAC Class B Ordinary Shares, and (g) subject certain PubCo Ordinary Shares to certain transfer restrictions until certain pricing milestones have been reached;

WHEREAS, concurrently with the execution and delivery of this Agreement or no later than one month from the date of this Agreement, SPAC, the Company, PubCo and certain Company Shareholders entitled to vote on or give consent to the Company Shareholders Approval (as defined below) have or will have entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, (i) each such Company Shareholder agrees (a) to vote in favor of the Company Shareholders Approval, (b) to vote against any proposals that would impede the Transactions, and (c) not to transfer any Company Shares held by such Company Shareholder;

WHEREAS, concurrently with the execution and delivery of this Agreement or no later than immediately prior to the Initial Merger Effective Time, PubCo and certain Company Shareholders have or will have entered into a lock-up agreement in substantially the form attached hereto as Exhibit H (“Lock-Up Agreement”), pursuant to which, among other things, (i) each such Company Shareholder agrees not to sell, for the period specified in the Lock-Up Agreement, certain PubCo Ordinary Shares such Company Shareholder (as applicable) will receive in the Mergers, on the terms and subject to the conditions set forth in the Lock-Up Agreement;

WHEREAS, simultaneously with the Closing, PubCo, Sponsor, the Sponsor CB Investor and certain Company Shareholders shall have entered into an investor rights agreement (the “Investor Rights Agreement”) in substantially the form attached hereto as Exhibit A, pursuant to which, among other things (a) PubCo shall commit to, within thirty (30) days after the Closing, file a resale shelf registration statement on Form F-1 that includes the PubCo Ordinary Shares, Sponsor or Company Shareholders will receive in the Mergers, (b) the Registration Rights Agreement, dated as of March 16, 2021, by and between SPAC and Sponsor, will be terminated as of the Closing and (c) each of Sponsor and such certain Company Shareholders agrees not to sell, for the period specified in the Investor Rights Agreement, certain PubCo Ordinary Shares such person will receive in the Mergers, on the terms and subject to the conditions set forth in the Investor Rights Agreement;

WHEREAS, simultaneously with the Closing, PubCo, SPAC and Continental Stock Transfer & Trust Company as the warrant agent (in such capacity, the “Warrant Agent”) shall enter into an assignment, assumption and amendment agreement (the “Warrant Assignment, Assumption and Amendment Agreement”) in substantially the form attached hereto as Exhibit G, pursuant to which SPAC will assign to PubCo all of its rights, interests, and obligations in and under the Warrant Agreement (as defined below), which amends the Warrant Agreement to change all references to Warrants (as such term is defined therein) to PubCo Warrants (and all references to Ordinary Shares (as such term is defined therein) underlying such warrants to PubCo Ordinary Shares) and which causes each outstanding PubCo Warrant to represent the right to receive, from the Initial Merger Effective Time, one whole PubCo Ordinary Share;

WHEREAS, the sole director of PubCo (the “PubCo Board”) has unanimously (i) determined that it is in the best interests of PubCo, to enter into this Agreement and to consummate the Mergers and the other Transactions, and (iii) determined that it is in the best interests of PubCo, as the sole shareholder of Merger Sub 1, to approve the Initial Merger and the Plan of Initial Merger;

WHEREAS, the board of directors of Merger Sub 1 has unanimously (i) determined that it is in the best interests of Merger Sub 1 to enter into this Agreement, the Plan of Initial Merger and to consummate the Mergers and the other Transactions, (ii) approved this Agreement, the Plan of Initial Merger and the other Transaction Documents, the execution, delivery and performance of this Agreement, the Plan of Initial Merger and the other Transaction Documents and the consummation of the Mergers and the other Transactions and (iii) determined that it is in the best interests of Merger Sub 1, as (a) the sole shareholder of Merger Sub 2 immediately prior to the consummation of the Second Merger and (b) the sole shareholder of the Company and Merger Sub 3 immediately prior to the consummation of the Third Merger, to approve the Second Merger, the Third Merger, the Plan of Second Merger and the Plan of Third Merger. Merger Sub 1 has adopted special resolutions of shareholder approving this Agreement, the Plan of Initial Merger and the Transactions;

WHEREAS, each of the board of directors of SPAC (the “SPAC Board”), the board of directors of Merger Sub 2, and the board of directors of Merger Sub 3 has unanimously (i) determined that it is in the best interests of SPAC, Merger Sub 2, and Merger Sub 3 respectively to enter into this Agreement, the Plan of Initial Merger, the Plan of Second Merger and the Plan of Third Merger (as applicable) and to consummate the Mergers and the other Transactions, (ii) approved this Agreement, the Plan of Initial Merger, the Plan of Second Merger and the Plan of Third Merger (as applicable) and the other Transaction Documents (as defined below), the execution, delivery and performance of this Agreement, the Plan of Initial Merger, the Plan of Second Merger and the Plan of Third Merger (as applicable) and the other Transaction Documents and the consummation of the Mergers and the other Transactions, and (iii) determined to recommend to the SPAC Shareholders, the approval and adoption of this Agreement, the Plan of Initial Merger, the other Transaction Documents, the Mergers and the other Transactions.

WHEREAS, prior to Closing, PubCo shall adopt the PubCo Articles with effect at the Initial Merger Effective Time in the form attached hereto as Exhibit F, which shall be the memorandum and articles of association of PubCo, until thereafter amended in accordance with the terms thereof and the Cayman Act; and

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company to enter into this Agreement, the Plan of Second Merger and the Plan of Third Merger and to consummate the Mergers and the other Transactions, (ii) approved, in accordance with the Company Articles, this Agreement, the Plan of Second Merger and the Plan of Third Merger and the other Transaction Documents, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Mergers and the other Transactions, (iii) determined to recommend to the Company Shareholders the approval and adoption of this Agreement, the Plan of Second Merger, the other Transaction Documents, the Mergers and the other Transactions and the approval of the amendment of the Company Articles in accordance with Section 2.04(d) consistent with the documents described in Section 2.03 and (iv) determined to submit the Plan of Third Merger to the sole shareholder of the Company upon consummation of the Second Merger (being Merger Sub 1) for its approval.

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01          Definitions.  As used herein, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to SPAC than those contained in the Confidentiality Agreement; provided, that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting SPAC from satisfying its obligations under this Agreement.

“Acquisition Entities” means collectively, Company Acquisition Entities and SPAC Acquisition Entities.

“Action” means any charge, claim, action, complaint, petition, investigation, audit, inquiry, appeal, suit, litigation, lawsuit, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Adjusted Fully Diluted Shares of Company” means the sum of (without duplication): (a) the aggregate number of Company Shares outstanding (on an as-converted basis) as of immediately prior to the Second Merger Effective Time (excluding Company Shares issuable or issued upon conversion of the Convertible Notes) and (b) the aggregate number of Company Shares underlying Company Options (assuming, for purposes of this calculation, that all such Company Options are unexpired, issued, outstanding and vested as of immediately prior to the Second Merger Effective Time, and are exercised on a fully paid basis).

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; provided, that, other than SPAC and its Subsidiaries (if any), none of the investment funds, trust (except for the Trust Account for the sole purpose of the release of the proceeds of the Trust Account set forth in Section 8.01) and pooled investment vehicles (and their respective portfolio companies) advised or managed by Persons Controlling, Controlled by or under common Control with Sponsor shall be deemed an Affiliate of Sponsor, SPAC or any of its Subsidiaries (or vice versa) for purposes of this Agreement.

“Anti-Corruption Laws” means, with respect to any Person, the anti-bribery and anti-corruption statutes applicable to such Person, including those of jurisdictions where such Person conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental body, agency or office in such jurisdictions including, without limitation, the Criminal Law and the Anti-Unfair Competition Law of the People’s Republic of China, the United Kingdom Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means, with respect to any Person, the applicable anti-money laundering statutes of jurisdictions where such Person conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdiction, including, without limitation, (i) the Anti-Money Laundering Law of the People’s Republic of China, (ii) the Proceeds of Crime Act (as amended) of the Cayman Islands, the Terrorism Act (as amended) of the Cayman Islands, and (iii) the U.S. Currency and Foreign Transaction Reporting Act of 1970 and the USA PATRIOT Act, in each case, including the rules, regulations and applicable financial recordkeeping and reporting requirements promulgated thereunder and as amended from time to time.

“Benefit Plan” means any (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), program, policy, practice, Contract or other arrangement, including any compensation, severance, termination pay, deferred compensation, retirement, profit sharing, incentive, bonus, health, welfare, performance awards, share or share-related awards (including stock option, stock purchase, stock ownership, restricted stock unit, or other equity or equity-based compensation), disability, death benefit, life insurance, fringe benefits or other employee benefits or remuneration of any kind, and (b) any employment, indemnification, consulting, retention or stay-bonus agreement, severance, transaction or change-in control agreement, in each case, whether written, unwritten or otherwise, that is or has been sponsored, maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director, commissioner or officer, consultant or contractor of the Group Companies in each case other than any statutory benefit plan mandated by Law.

“Business Combination” has the meaning given in the SPAC Articles.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or the Cayman Islands, are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Accounts Date” means December 31, 2021.

“Company Acquisition Entities” means collectively, PubCo and Merger Sub 1.

“Company Acquisition Proposal” means, other than the Transactions and the Convertible Notes, any proposal or offer from any Person (other than SPAC) relating to, in one transaction or a series of transactions, whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise, (a) any direct or indirect acquisition of 20% or more of the consolidated total assets of the Group Companies or assets to which 20% or more of the consolidated revenue of the Group Companies are attributable, (b) any direct or indirect acquisition of voting Equity Securities representing 20% or more of the voting power of the Company or of one or more Group Companies which comprise more than 20% of the consolidated total assets, revenues or earning power of the Group Companies taken as a whole, (c) any issuance by the Company of more than 20% of its voting Equity Securities, or (d) any combination of the foregoing.

“Company and PubCo Fundamental Warranties” means the warranties specified in Section 3.01 (Organization, Good Standing and Qualification), Section 3.02 (Capitalization and Voting Rights), Section 3.03 (Authorization), Section 3.04 (Consents; No Conflicts); Section 3.17 (Brokers), Section 5.01 (Organization, Good Standing, Corporate Power and Qualification), Section 5.02 (Capitalization and Voting Rights), Section 5.03 (Authorization) and Section 5.07 (Brokers).

“Company Articles” means the Amended and Restated Memorandum and Articles of Association of the Company, as may be further amended from time to time in accordance with the terms therein and herein.

“Company Exchange Ratio” means the quotient obtained by dividing (a) Second Merger Share Consideration by (b) the number of Adjusted Fully Diluted Shares of Company.

“Company Financial Statements” means collectively, the Existing Company Financing Statements and the Closing Company Financial Statements.

“Company Incentive Plans” means, collectively, (i) the Equity Incentive Plan of the Company; (ii) the Equity Incentive Plan #2 of the Company; (iii) the Equity Incentive Plan #3 of the Company; and (iv) the Equity Incentive Plan #4 of the Company, as amended from time to time, and each, individually, a “Company Incentive Plan”.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Group Companies, taken as a whole or (ii) the ability of any Group Company or any of the Company Acquisition Entities to consummate the Transactions; provided, that in no event would any of the following, individually or in the aggregate, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”:  (a) any change in applicable Laws, Taiwan IFRS, GAAP or IFRS or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) any action taken as expressly required by the terms of this Agreement or any other Transaction Documents or at the written request or with the written consent of SPAC; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date hereof), acts of nature or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections; (f) any failure in and of itself of any Group Company to meet any projections or forecasts; provided further that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect; (g) any Events generally applicable to the industry or markets in which any Group Company operates; or (h) any worsening of the Events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (b), (d), (e), (g) and (h), any such Event to the extent it disproportionately affects the Group Companies, taken as a whole, relative to other participants in the industries and geographies in which the Group Companies operate shall not be excluded from the determination of whether there is a Company Material Adverse Effect; provided, further, any Event that results in a material breach of the warranties set forth in Section 3.07(c) or Section 3.13(d) (disregarding, for such purpose, all materiality qualifiers therein and all disclosures made or deemed to have been made against such warranties) shall be deemed a Company Material Adverse Effect. Notwithstanding the foregoing, the failure to consummate a portion of any PIPE Investment shall not be deemed to be a Company Material Adverse Effect.

“Company Option” means an option to purchase Company Ordinary Shares granted under a Company Incentive Plan.

“Company Ordinary Shares” means ordinary shares of the Company, of a nominal or par value of US$0.10 each, as defined in the Company Articles.

“Company Preferred Shareholders Consent” means (i) a consent in writing by the holders of the Company Preferred Shares by (a) holders of at least 75% of the Company Series C Shares, (b) holders of at least 50% of the Company Pre-Series C Shares, and (c) holders of at least 50% of the Company Series B Shares, and (ii) a consent in writing by, or a resolution passed at a separate meeting of the Institutional Shareholders (as defined in the Company Articles) by Institutional Shareholders of more than 75% of the total shareholding of the Institutional Shareholders on a fully diluted and as converted basis.

“Company Preferred Shares” means, collectively, the Company Series B Shares, the Company Pre-Series C Shares and the Company Series C Shares.

“Company Pre-Series C Shares” means Pre-Series C Shares of the Company, of a nominal or par value of US$0.10 each, as defined in the Company Articles.

“Company Products” means diagnostic tracers and therapeutics for neurodegenerative diseases.

“Company Equityholder” means, collectively, the Company Shareholders and the holders of Company Options.

“Company Series B Shares” means Series B Preferred Shares of the Company, of a nominal or par value of US$0.10 each, as defined in the Company Articles.

“Company Series C Shares” means Series C Preferred Shares of the Company, of a nominal or par value of US$0.10 each, as defined in the Company Articles.

“Company Shareholder” means any holder of any Company Shares.

“Company Shareholders’ Agreement” means the Company Shareholders’ Agreement relating to the Company, dated as of September 24, 2021, as amended by the Addendum to Shareholders’ Agreement and C-1 and C-2 Share Purchase Agreements dated November 16, 2021, as may be further amended from time to time in accordance with the terms therein and herein.

“Company Shares” means, collectively, the Company Ordinary Shares and the Company Preferred Shares.

“Company Transaction Bonus” means any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, and in any case, to be made to any current or former employee, independent contractor, director or officer of any Group Company pursuant to any agreement to which the Group Company is a party prior to the completion of the Transactions which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or the Company Acquisition Entities (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, that are engaged by any Group Company or Company Acquisition Entity, (b) any and all filing fees payable by any Group Company or Company Acquisition Entity to the Governmental Authorities, in each case, in connection with the Transactions, with any such fees being paid first from the proceeds of the Convertible Notes until such proceeds have been fully exhausted, and (c) any Company Transaction Bonus; but, in each case, excluding any Transfer Taxes.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 26, 2022, by and between SPAC and the Company.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations.

“Control” in relation to any Person means (a) the ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the equity interests then in issue and conferring the right to vote at all general meetings of such Person, (b) the right to appoint or designate more than fifty percent (50%) of the members of board of directors or similar governing body of such Person, or (c) the ability to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter.

“DTC” means The Depository Trust Company.

“Environmental Laws” means all Laws concerning pollution, the environment, natural resources, endangered or threatened species, Hazardous Materials, human health or safety.

“Equity Securities” means, with respect to any Person, any shares, capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such shares, capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“EUR” means the lawful currency of the member states of the European Union, which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Export Control Laws” means, with respect to any Person, (i) all applicable U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable applicable Laws outside the United States.

 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Official” means any (a) officer, agent, employee or any other person working in an official capacity on behalf of any (i) Governmental Authority, including any agency, department or instrumentality thereof, (ii) government-owned or government-controlled entity, or (iii) political party; and (b) candidate for government or political office.

“Governmental Authority” (i) any national, federal, state, provincial, local, municipal or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, (ii) any public international organization (including an arbitral body), (iii) any agency, division, bureau, department or other sector of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, or (iv) any company, business, enterprise, or other entity or instrumentality owned or controlled by any government, entity or organization described herein.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” or “Group Companies” means (i) prior to the Closing, the Company and its direct and indirect Subsidiaries, and (ii) from and after the Closing, PubCo and its direct and indirect Subsidiaries, and “Group Company” means any of the foregoing.

“Hazardous Material” means any substance that is listed, defined, designated, characterized, or classified as, or otherwise determined to be, hazardous, radioactive, toxic, a pollutant, a waste or a contaminant, or words of similar import, including any mixture or solution thereof, and specifically including chlorinated solvents, petroleum and all derivatives thereof or synthetic substitutes therefor, petroleum breakdown products, asbestos, asbestos-containing materials, mold, radon, flammable substances, explosive substances, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and medical waste.

“HIPAA” means the United States Health Insurance Portability and Accountability Act of 1996, P.L. 104-191 (including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated thereunder).

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” but excluding payables arising in the Ordinary Course, (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), and (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally.

“Initial Merger Consideration” means the right to receive the PubCo Ordinary Shares by the SPAC Shareholders pursuant to Section 2.02(f).

“Intellectual Property” means any and all worldwide right, title, and interest in and to intellectual property, including: (a) registered and unregistered trademarks, service marks, trade names, business names, trade dress, logos, get-up and other source identifier, including any common law rights, registrations and applications for the foregoing and all goodwill of the business symbolized thereby (collectively, “Trademarks”); (b) patents, patent applications, invention disclosures, inventions, discoveries, methods, processes, improvements, innovations, and utility models, whether or not patentable and whether or not reduced to practice, improvements thereto, and other rights of invention (collectively, “Patents”); (c) design rights, copyrights, copyrightable works, copyrightable subject matter, author’s rights, moral rights and works of authorship, mask works, database rights, all registered and unregistered copyrights in both published works and unpublished works, other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith; (d) all computer databases, software, and subsequent versions thereof, including firmware, middleware, programs, operating systems, applications, modules, algorithms, user interfaces, screens, as well as fixes, upgrades, updates and past and future versions and releases, and all files, data, materials, manuals, design notes, and other items and documentation relating thereto or associated therewith (collectively, “Software”); (e) trade secrets, know-how, show-how, technical and business information, confidential or proprietary information, financial information, drawings and blueprints, designs, design protocols, specifications, proprietary data, customer and suppliers lists, proprietary processes, technology, formulae and algorithms (collectively, “Trade Secrets”); (f) all rights in URLs, websites, webpages, website content, and internet domain names; (g) all registrations, applications, provisionals, extensions, renewals, divisions, continuations, continuations-in-part, re-examinations, re-issues, interferences and foreign counterparts of the foregoing; (h) rights to exclude others from appropriating any of the foregoing, including the right to sue for, recover damages or other amounts for, and enjoin past, present and future infringements, misappropriation, misuse, or other violation of any of all of the foregoing and rights of priority and protection of interests therein; and (i) all other intellectual property (whether registered or unregistered and any application for the foregoing) and proprietary rights which may subsist in any part of the world (whether registered or filed or not under applicable Laws).

“Investment Company Act” means the United States Investment Company Act of 1940.

“IPO” means SPAC’s initial public offering of SPAC Units, SPAC Class A Ordinary Shares and SPAC Public Warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on March 11, 2021 (SEC File No. 333-252633).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computer systems, including Software, hardware, firmware, networks, telecommunications equipment, websites, applications, databases and other information technology assets.

“JOBS Act” means The Jumpstart Our Business Startups Act of 2012 of the United States.

“Knowledge of SPAC” means the actual knowledge, after due inquiry, of Mr. Wilbur L. Ross, Jr., Nadim Z. Qureshi and Stephen J. Toy.

“Knowledge of the Company” means the actual knowledge, after due inquiry, of the persons listed in Section 1.01 of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract.

“Lien” means all liens, mortgages, claims, deeds of trust, pledges, hypothecations, charges, security interests, options, rights of first offer, rights of first refusal, leases, subleases, licenses, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Nasdaq” means the Nasdaq Stock Market LLC or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person; provided, that (i) such action or omission is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including any reasonable actions taken or refrained from being taken in good faith in response to COVID-19, any COVID-19 Measures or any change in such COVID-19 Measures or interpretations and (ii) such action complies with, in all material respects, all applicable Laws.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as maybe amended from time to time in accordance with the terms therein.

“Outside Date” means the date falling (x) on the earlier of (i) the date by which SPAC must complete its initial business combination pursuant to its governing documents, as amended, including any extension thereto, (ii) nine (9) months from the date of this Agreement or (y) such other date as mutually agreed in writing by the Company and SPAC.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Group Companies.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, identification numbers, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority or pursuant to applicable Law.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with applicable accounting principles, (b) rights of any third parties that are party to or hold an interest in any Contract to which a Group Company is a party, (c) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with applicable accounting principles, (d) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Real Property, (e) with respect to any Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, and (ii)  any Liens encumbering the landlord’s real property of which the Real Property is a part, in each case of clauses (i)-(ii), that do not materially interfere with the present use of the Real Property, (f) zoning, building, entitlement and other land use and Environmental Laws promulgated by any Governmental Authority that do not materially interfere with, and are not violated in any material respects by, the current use of the Real Property, (g) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (h) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (i) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, and (j) all other Liens existing as of the date hereof and listed on  Section 3.12(a) of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” means (a) all data and information (whether true or not) that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or device, or (b) all other data or information (whether true or not) that is otherwise protected by any Laws that cover personal information, personal data, personal health data, financial information, device and transaction identifiers, or similar terms.

“PFIC” means a “passive foreign investment company” within the meaning of Section 1297 of the Code.

“PIPE Investment” means the private placement of certain SPAC Class A Ordinary Shares immediately prior to the Initial Merger Effective Time or PubCo Ordinary Shares on or prior to the Closing Date, as applicable.

“Plan of Initial Merger” means the plan of merger substantially in the form attached hereto as Exhibit C and any amendment or variation thereto made in accordance with the provisions of the Cayman Act with the consent of the Company and SPAC.

“Plan of Second Merger” means the plan of merger substantially in the form attached hereto as Exhibit D and any amendment or variation thereto made in accordance with the provisions of the Cayman Act with the consent of the Company and SPAC.

“Plan of Third Merger” means the plan of merger substantially in the form attached hereto as Exhibit E and any amendment or variation thereto made in accordance with the provisions of the Cayman Act with the consent of the Company and SPAC.

“Proxy Statement” means the proxy statement forming part of the Joint Proxy Statement/Prospectus filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the Transaction Proposals.

“PubCo Ordinary Shares” means ordinary shares of PubCo of a par value US$0.00001 each.

“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of any Group Company, (b) any director, commissioner or officer of any Group Company, in each case of clauses (a) and (b), excluding any Group Company.

“Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, abandonment, disposing or migrating into or through the indoor or outdoor environment.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctioned Person” means a Person that is (i) subject to or the target of Sanctions (including any Person that is designated on the list of “Specially Designated Nationals and Blocked Persons” administered by the U.S. Treasury Department’s Office of Foreign Assets Control, “Specially Designated Narcotics Traffickers List”, “Specially Designated Terrorists List”, “Specially Designated Global Terrorists List”, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; or any list of Persons subject to sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union), (ii) located in or organized under the laws of a country or territory which is the subject of country- or territory-wide Sanctions (including Cuba, Iran, North Korea, Syria, or the Crimea region, so-called Donetsk People’s Republic or so-called Luhansk People’s Republic regions of Ukraine), (iii) owned 50% (fifty percent) or more, or controlled, by any of the foregoing, or (iv) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Sanctions” means, with respect to any Person, all applicable trade, economic and financial sanctions laws administered, enacted or enforced from time to time by (i) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control and the U.S. Department of State), (ii) the United Nations, (iii) the United Kingdom (including His Majesty’s Treasury), (iv) the People’s Republic of China, (v) the European Union, or (vi) the Cayman Islands.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger Consideration” means collectively, the Second Merger Share Consideration and the Second Merger CB Consideration.

“Second Merger Share Consideration” means 28,000,000 PubCo Ordinary Shares (each deemed to have a value of ten dollars (US$10.00)) issued in exchange for the Adjusted Fully Diluted Shares of the Company and calculated by dividing (a) US$280,000,000, by (b) ten dollars (US$10.00).

“Second Merger CB Consideration” means all of the PubCo Ordinary Shares receivable by the Convertible Note Holders.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shareholder Merger Consideration” means the Initial Merger Consideration and the Second Merger Consideration, as applicable.

“SPAC Accounts Date” means September 30, 2022.

“SPAC Acquisition Entities” means collectively, Merger Sub 2 and Merger Sub 3.

“SPAC Acquisition Proposal” means any proposal or offer from any Person (other than the Company and the Company Acquisition Entities) relating to, in one transaction or a series of transactions, any “initial business combination” as described under SPAC’s initial public offering prospectus involving SPAC or all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), other than the Transactions.

“SPAC Articles” means the Amended and Restated Memorandum of Association of SPAC, as adopted by special resolution dated March 1, 2021 and effective on March 1, 2021, as amended or restated from time to time.

“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC, par value US$0.0001 per share, as defined in the SPAC Articles.

“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC, par value US$0.0001 per share, as defined in the SPAC Articles.

“SPAC Fundamental Warranties” means the warranties specified in Section 4.01 (Organization, Good Standing, Corporate Power and Qualification), Section 4.02 (Capitalization and Voting Rights), Section 4.03 (Authorization), Section 4.04 (Consents; No Conflicts), Section 4.10 (Brokers), Section 6.01 (Organization, Good Standing, Corporate Power and Qualification), Section 6.02 (Capitalization and Voting Rights), Section 6.03 (Authorization) and Section 6.07 (Brokers).

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, that in no event would any of the following, individually or in the aggregate, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”:  (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) any action taken as expressly required by the terms of this Agreement or any other Transaction Documents or at the written request or with the written consent of the Company or PubCo; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections; (f) any change in the trading price or volume of the SPAC Units, SPAC Shares or SPAC Warrants (provided, that the underlying causes of such changes referred to in this clause (f) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition); or (g) any worsening of the Events referred to in clauses (b), (d) or (e) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (b), (d), (e) and (g), any such Event to the extent it disproportionately affects SPAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there is a SPAC Material Adverse Effect.  Notwithstanding the foregoing, the amount of SPAC Share Redemption, the failure to consummate a portion of any PIPE Investment or the failure to obtain SPAC Shareholders Approval shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Ordinary Resolution” means a resolution passed by a simple majority of the holders of the SPAC Shares, such holders being entitled to vote in person or, where proxies are allowed, by proxy, at a SPAC Shareholders’ Meeting duly called by the SPAC Board.

“SPAC Private Placement Warrants” means the 5,933,333 warrants sold to Sponsor in a private placement that closed simultaneously with the IPO.

“SPAC Public Warrants” means the warrants to purchase SPAC Class A Ordinary Shares included in the SPAC Units sold in the IPO.

“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants.

“SPAC Share Redemption” means the redemption of all or a portion of the SPAC Shares at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account pursuant to the election of eligible holders thereof in accordance with the SPAC Articles in connection with the Transaction Proposals.

“SPAC Shareholder” means any holder of any SPAC Shares.

“SPAC Shareholders Approval” means (a) the approval of the Business Combination and this Agreement by a SPAC Ordinary Resolution, (b) the approval of the Plan of Initial Merger in respect of the Initial Merger and the Initial Merger by SPAC Special Resolution and (c) the approval of any other Transaction Proposals by a SPAC Ordinary Resolution.

“SPAC Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Special Resolution” means a resolution passed by a majority of at least two-thirds of the holders of the SPAC Shares, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at the SPAC Shareholders’ Meeting duly called by the SPAC Board of which notice specifying the intention the resolution as a special resolution has been duly given.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with (1) the negotiation, documentation and consummation of the Transactions, including (a) all fees (excluding deferred underwriting fees), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers that are engaged by SPAC or Sponsor, including (i) any such amounts associated with obtaining the SPAC Extension or associated with SPAC’s activities through such extended date in its Ordinary Course as permitted under Section 8.03, and (ii) any such amounts with respect to any applicable SPAC Shares held by any SPAC shareholder who chooses not to redeem their applicable SPAC Shares in connection with the SPAC Extension, (b) any and all filing fees to the Governmental Authorities, in each case, in connection with the Transactions; but, in each case, excluding any Transfer Taxes, and (c) such expenses or estimates set forth in Section 4.10 of the SPAC Disclosure Letter, solely to the extent actually incurred and not already included from (a) or (b) above, or (2) the fees for listing for trading of SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units on NYSE.

“SPAC Unit” means a unit issued in SPAC’s IPO or the exercise of the underwriters’ overallotment option consisting of one SPAC Class A Ordinary Share and one-third of a SPAC Warrant.

“SPAC Warrants” means, collectively, SPAC Private Placement Warrants and SPAC Public Warrants.

“Sponsor” means Ross Holding Company LLC, a Cayman Islands limited liability company.

“Sponsor CB Investor” means R Investments LLC, a Delaware limited liability company and an Affiliate of Sponsor.

“Subsidiary” means, with respect to a Person, an entity of which a majority of both the economic interests and voting interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Returns” means any returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required to be supplied to, or filed with, a Governmental Authority with respect to Taxes.

“Tax” or “Taxes” means all federal, state, local, foreign or other taxes or assessments, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, governmental charges, duties, levies and any other charge in the nature of (or similar to) taxes, and including any interest, late charges, penalty, or addition thereto.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Equity Commitment Letter, the Sponsor Support Agreement, the Shareholder Support Agreement, the Investor Rights Agreement, the Lock-Up Agreement, the Warrant Assignment, Assumption and Amendment Agreement, the Initial Merger Filing Documents, the Second Merger Filing Documents, the Third Merger Filing Documents and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Agreement” means the Warrant Agreement, dated as of March 16, 2021, by and between SPAC and the Warrant Agent.

Section 1.02          Other Definitions.

5% Shareholder	Section 9.05(b)
Agreement	Preamble
Articles of the Second Surviving Company	Section 2.04(d)
Warrant Assignment, Assumption and Amendment Agreement	Recitals
Cayman Act	Recitals
Change in Recommendation	Section 9.03(b)(ii)
Closing	Section 2.06
Closing Date	Section 2.06
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 9.03(c)(ii)
Company Disclosure Letter	Article III
Company Dissenting Shares	Section 2.09(a)
Company Non-Recourse Party	Section 12.16
Company Shareholders Approval	Section 3.09
Company Shareholders’ Meeting	Section 9.03(c)(i)
Convertible Note Conversion	Section 2.03
D&O Indemnified Parties	Section 7.05(a)
W&C	Section 12.18(a)
W&C Privileged Communications	Section 12.18(a)
W&C Waiving Parties	Section 12.18(a)
W&C WP Group	Section 12.18(a)
Exchange Agent	Section 2.08(a)
First Surviving Company	Section 2.02(a)
Initial Merger	Recitals
Initial Merger Effective Time	Section 2.02(c)
Initial Merger Filing Documents	Section 2.02(c)
Initial PubCo Holder	Recitals
Intended Tax Treatment	Recitals
Interim Period	Section 7.01
Investor Rights Agreement	Recitals
Material Contracts	Section 3.11(a)
Merger Sub 1	Preamble
Merger Sub 1 Share	Section 5.02(a)(ii)
Merger Sub 2	Preamble
Merger Sub 2 Share	Section 4.02(e)
Merger Sub 3	Preamble
Merger Sub 3 Share	Section 4.02(e)
Mergers	Recitals
Party or Parties	Preamble
Joint Proxy Statement/Prospectus	Section 9.03(a)(i)
PubCo	Preamble
PubCo Articles	Section 2.01(b)
PubCo Board	Recitals
PubCo Share(s)	Section 5.02(a)(i)
PubCo Warrant	Section 2.02(f)(iii)
Real Properties	Section 3.12(b)
Regulatory Approvals	Section 9.01(a)
Second Merger	Recitals
Second Merger Effective Time	Section 2.04(c)
Second Merger Filing Documents	Section 2.04(c)
Shareholder Litigation	Section 9.06
Second Surviving Company	Section 2.04(a)
Shareholder Support Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	Section 9.03(b)(ii)
SPAC Disclosure Letter	Article IV
SPAC Financial Statements	Section 4.06(a)
SPAC Material Contract	Section 4.14
SPAC Non-Recourse Party	Section 12.16
SPAC SEC Filings	Section 4.12
SPAC Shareholders’ Meeting	Section 9.03(b)(i)
Sponsor	Recitals
Sponsor Share Conversion	Section 2.01(a)
Sponsor Support Agreement	Recitals
Cooley	Section 12.18(b)
Cooley Privileged Communications	Section 12.18(b)
Cooley Waiving Parties	Section 12.18(b)
Cooley WP Group	Section 12.18(b)
Surviving Companies	Section 2.05(b)
Third Merger	Recitals
Third Merger Effective Time	Section 2.05(c)
Third Merger Filing Documents	Section 2.05(c)
Third Surviving Company	Section 2.05(a)
Transaction Proposals	Section 9.03(a)(i)
Trust Account	Section 12.01
Trust Agreement	Section 4.13
Trustee	Section 4.13
WARN Act	Section 3.15(a)
Warrant Agent	Recitals

Section 1.03          Construction.

(a)          Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns;

(b)          Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)          References to “US$” or “dollars” are to the lawful currency of the United States of America.

(d)          Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified.  Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e)          All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP (with respect to SPAC) and Taiwan IFRS (with respect to the Existing Company Financial Statements) and GAAP (with respect to the 2021 Management Financial Statements and the Closing Company Financial Statements).

(f)          Unless the context of this Agreement otherwise requires, references to the Company (i) with respect to periods following the Second Merger Effective Time shall be construed to mean the Second Surviving Company and vice versa and (ii) with respect to periods following the Third Merger Effective Time shall be construed to mean the Third Surviving Company and vice versa.

(g)          The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h)          Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(i)          Capitalized terms used in the Exhibits and the Disclosure Letters and not otherwise defined therein have the meanings given to them in this Agreement.

(j)          With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which the Parties actually prepared, drafted or requested any term or condition of this Agreement.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.01          Pre-Closing Transactions.

(a)          SPAC Share Redemption. In accordance with the relevant provisions of the SPAC Articles, SPAC shall provide its shareholders with the information necessary for the SPAC Shareholders to exercise their redemption rights in connection with the SPAC Share Redemption, which redemption notices must be received by the Exchange Agent (as defined in Section 2.08 herein) no later than two business days prior to the SPAC Shareholders’ Meeting (as defined in Section 9.03(b) herein).

(b)          SPAC Class B Conversion. On the Business Day prior to the Closing Date and prior to the Initial Merger, each then issued and outstanding SPAC Class B Ordinary Share, after giving effect to the cancellation of the SPAC Shares held by Sponsor pursuant to the Sponsor Support Agreement, shall convert automatically, on a one-for-one basis, into a SPAC Class A Ordinary Share (the “Sponsor Share Conversion”).

(c)          PubCo Organizational Documents. At the Initial Merger Effective Time, PubCo’s Organizational Documents, as in effect immediately prior to the Initial Merger Effective Time, shall be amended and restated to read in their entirety in the form of the amended and restated memorandum and articles of association of PubCo attached hereto as Exhibit F (the “PubCo Articles”), and, as so amended and restated, shall be the memorandum and articles of association of PubCo, until thereafter amended in accordance with the terms thereof and the Cayman Act.

Section 2.02          The Initial Merger.

(a)          Initial Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Plan of Initial Merger and Part XVI of the Cayman Act, on the Business Day prior to the Closing Date, after the completion of the Sponsor Share Conversion and after giving effect to the cancellation of the SPAC Shares held by Sponsor pursuant to the Sponsor Support Agreement, and at the Initial Merger Effective Time, Merger Sub 1 and SPAC shall consummate the Initial Merger, pursuant to which SPAC shall merge with and into Merger Sub 1, following which the separate corporate existence of SPAC shall cease, and Merger Sub 1 shall continue as the surviving company after the Initial Merger as a wholly-owned subsidiary of PubCo (the “First Surviving Company”).

(b)          Effect of the Initial Merger.  At and after the Initial Merger Effective Time, the Initial Merger shall have the effects set forth in this Agreement, the Plan of Initial Merger and the applicable provisions of the Cayman Act.  Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC and Merger Sub 1 shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the First Surviving Company as the surviving company, which shall include the assumption by the First Surviving Company of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub 1 set forth in this Agreement and the other Transaction Documents to which SPAC or Merger Sub 1 is a party, and the First Surviving Company shall thereafter exist as a wholly-owned subsidiary of PubCo and the separate corporate existence of SPAC shall cease.

(c)          Execution and Filing of Initial Merger Filing Documents.  Immediately following the completion of the Sponsor Share Conversion and on the Business Day prior to the Closing Date, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and provided this Agreement has not theretofore been terminated pursuant to its terms, SPAC and Merger Sub 1 shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands, the Plan of Initial Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”).  The Initial Merger shall become effective at the time when the Plan of Initial Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by the Company and SPAC in writing and specified in the Plan of Initial Merger pursuant to the Cayman Act (being not later than the 90th day after registration of the Plan of Initial Merger by the Registrar of Companies of the Cayman Islands) (the “Initial Merger Effective Time”).

(d)          Organizational Documents of Merger Sub 1.  At the Initial Merger Effective Time, the Organizational Documents of Merger Sub 1, as in effect immediately prior to the Initial Merger Effective Time, shall continue to be the memorandum and articles of association of the First Surviving Company as the surviving company of the Initial Merger, until thereafter amended in accordance with the terms thereof and the Cayman Act.

(e)          Directors and Officers of Merger Sub 1.  At the Initial Merger Effective Time, the board of directors and officers of Merger Sub 1 and SPAC shall cease to hold office, and the board of directors and officers of the First Surviving Company shall be appointed as determined by PubCo, each to hold office in accordance with the Articles of Merger Sub 1 until they are removed or resign in accordance with the Articles of the First Surviving Company or until their respective successors are duly elected or appointed and qualified.

(f)          Effect of the Initial Merger on Issued Securities of SPAC and Merger Sub 1.  At the Initial Merger Effective Time, by virtue of and as part of the agreed consideration for the Initial Merger and without any action on the part of any Party or the holders of shares of SPAC or Merger Sub 1:

(i)          SPAC Units.  Each SPAC Unit outstanding immediately prior to the Initial Merger Effective Time shall (to the extent not already separated) be automatically severed and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-third of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be treated in accordance with the applicable terms of this Section 2.02(f);

(ii)          SPAC Shares.  Immediately following the separation of each SPAC Unit in accordance with Section 2.02(f)(i), each issues and outstanding SPAC Class A Ordinary Share shall automatically be cancelled in exchange for the right to receive one (1) newly issued PubCo Ordinary Share, and shall no longer be issued and outstanding and be cancelled and cease to exist by virtue of the Initial Merger.  As of the Initial Merger Effective Time, each SPAC Shareholder shall cease to have any other rights in and to SPAC;

(iii)          SPAC Warrants.  Each SPAC Warrant outstanding immediately prior to the Initial Merger Effective Time shall be assumed by PubCo and converted into a warrant to purchase one PubCo Ordinary Share (each, a “PubCo Warrant”).  Each PubCo Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Initial Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Warrant Assignment, Assumption and Amendment Agreement;

(iv)          Merger Sub 1 Share.  The Merger Sub 1 Share issued and outstanding immediately prior to the Initial Merger Effective Time shall continue existing and constitute the only issued and outstanding share in the capital of Merger Sub 1; and

(v)          PubCo Share.  The PubCo Share that was issued and outstanding immediately prior to the Initial Merger Effective Time shall be surrendered by the Initial PubCo Holder to PubCo for no consideration and cancelled by PubCo.

(g)          Extension of Initial Merger Effective Time.  The Parties agree that the Initial Merger Effective Time may be extended with the prior written consent of the Parties as deemed necessary to comply with or take account of applicable Law, or as may otherwise be agreed in writing by the Parties; provided that any such extension of the Initial Merger Effective shall be accompanied by changes to the effective time of the other transactions contemplated by this Agreement to ensure that: (i) the Initial Merger Effective Time takes place prior to the conversion of the Convertible Notes, (ii) the conversion of the Convertible Notes takes place prior to the Second Merger Effective Time, and (iii) the Second Merger Effective Time takes place prior to the Third Merger Effective Time.

Section 2.03          Convertible Note Conversion.  On the Closing Date and prior to the Second Merger, each Convertible Note will convert into Company Ordinary Shares pursuant to the terms and conditions thereof (the “Convertible Note Conversion”).

Section 2.04          The Second Merger.

(a)          Second Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Plan of Second Merger and Part XVI of the Cayman Act, on the Closing Date, after the conversion of the Convertible Notes into Company Shares, and at the Second Merger Effective Time, Merger Sub 2 and the Company shall consummate the Second Merger, pursuant to which Merger Sub 2 shall merge with and into the Company, following which the separate corporate existence of Merger Sub 2 shall cease and the Company shall continue as the surviving company after the Second Merger as a wholly-owned subsidiary of the First Surviving Company (the “Second Surviving Company”).

(b)          Effect of the Second Merger.  At and after the Second Merger Effective Time, the Second Merger shall have the effects set forth in this Agreement, the Plan of Second Merger and the applicable provisions of the Cayman Act.  Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Company and Merger Sub 2 shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Second Surviving Company as the surviving company, which shall include the assumption by the Second Surviving Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub 2 set forth in this Agreement and the other Transaction Documents to which the Company or Merger Sub 2 is a party, and the Second Surviving Company shall thereafter exist as a wholly-owned subsidiary of the First Surviving Company and the separate corporate existence of Merger Sub 2 shall cease.

(c)          Execution and Filing of Second Merger Filing Documents.  At the Closing, and immediately after the conversion of the Convertible Notes into Company Shares, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, the Company and Merger Sub 2 shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands the Plan of Second Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Second Merger effective (the “Second Merger Filing Documents”).  The Second Merger shall become effective at the time when the Plan of Second Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by the Company and SPAC in writing and specified in the Plan of Second Merger pursuant to the Cayman Act (being not later than the 90th day after registration of the Plan of Second Merger by the Registrar of Companies of the Cayman Islands) (the “Second Merger Effective Time”).

(d)          Organizational Documents of the Surviving Company.  At the Second Merger Effective Time, the Company Articles in effect immediately prior to the Second Merger Effective Time shall be amended and restated in the form of the amended and restated memorandum and articles of association of the Company attached hereto as Exhibit B (the “Articles of the Second Surviving Company”), and, as so amended and restated, shall be the memorandum and articles of association of the Second Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Act.

(e)          Directors and Officers of the Surviving Company.  At the Second Merger Effective Time, the board of directors and officers of Merger Sub 2 shall cease to hold office, and the board of directors and officers of the Second Surviving Company shall be appointed as determined by the First Surviving Company, each to hold office in accordance with the Articles of the Second Surviving Company until they are removed or resign in accordance with the Articles of the Second Surviving Company or until their respective successors are duly elected or appointed and qualified.

(f)          Effect of the Second Merger on Issued Securities of the Company and Merger Sub 2.  At the Second Merger Effective Time, by virtue of and as part of the agreed consideration for the Second Merger and without any action on the part of any Party or the holders of securities of the Company or Merger Sub 2:

(i)          Company Ordinary Shares and Company Preferred Shares. Each Company Ordinary Share, including the Company Ordinary Shares issued upon conversion of the Convertible Notes, and Company Preferred Share (on an as-converted basis), issued and outstanding immediately prior to the Second Merger Effective Time (other than any Company Dissenting Shares) shall automatically be cancelled in exchange for the right to receive, such number of newly issued PubCo Ordinary Shares that is equal to the Company Exchange Ratio, subject to rounding pursuant to Section 2.08(f), and shall no longer be outstanding and be cancelled and cease to exist by virtue of the Second Merger.  As of the Second Merger Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Second Surviving Company;

(ii)          Company Dissenting Shares.  Each Company Dissenting Share shall automatically be cancelled and cease to exist and shall thereafter represent only the right to receive the applicable payments as set forth in Section 2.09 below, being the fair value for such Company Dissenting Share and such other rights as such holder may be entitled under the Cayman Act;

(iii)          Merger Sub 2 Share.  The Merger Sub 2 Share issued and outstanding immediately prior to the Second Merger Effective Time shall automatically be converted into one ordinary share of the Second Surviving Company, which ordinary share shall constitute the only issued and outstanding share in the share capital of the Second Surviving Company; and

(iv)          Company Options. Each Company Option that is outstanding immediately prior to the Second Merger Effective Time, and held by a then-current employee, consultant or director of the Company or any of its Subsidiaries (each, a “Continuing Employee Option”) shall be converted into the right to receive an option, granted in substitution of each such Company Option under the Incentive Equity Plan, to purchase PubCo Ordinary Shares (each a “PubCo Substitute Option”) upon substantially the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Second Merger Effective Time, including with respect to vesting and termination-related terms, conditions and provisions, except that (a) such PubCo Substitute Option shall provide the right to purchase that whole number of PubCo Ordinary Shares (rounded down to the nearest whole share) equal to the number of Company Ordinary Shares subject to such Company Option, multiplied by the Company Exchange Ratio, and (b) the exercise price per share for each such PubCo Substitute Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Second Merger Effective Time, divided by the Company Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Sections 1.424-1, such that such substitution will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.  As of the Second Merger Effective Time, each Company Option that is not a Continuing Employee Option shall be cancelled, and each holder of any Company Options shall cease to have any rights with respect to such Company Options (other than the right to receive the PubCo Substitute Options in accordance with the preceding sentence).  The Company, the Company Board, and the compensation committee, as applicable, shall adopt any resolutions and take any other necessary actions, effective as of immediately prior to the Second Merger Effective Time, in order to (i) terminate the Company Incentive Plans (including any remaining share reserve under such Company Incentive Plans) and provide that shares in respect of Company Options that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new Company Options will be granted under the Company Incentive Plans.

(g)          Extension of Second Merger Effective Time.  The Parties agree that the Second Merger Effective Time may be extended with the prior written consent of the Parties as deemed necessary to comply with or take account of applicable Law, or as may otherwise be agreed in writing by the Parties; provided that any such extension of the Second Merger Effective shall be accompanied by changes to the effective time of the other transactions contemplated by this Agreement to ensure that: (i) the Initial Merger Effective Time takes place prior to the conversion of the Convertible Notes, (ii) the conversion of the Convertible Notes takes place prior to the Second Merger Effective Time, and (iii) the Second Merger Effective Time takes place prior to the Third Merger Effective Time.

Section 2.05          The Third Merger.

(a)          Third Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Plan of Third Merger and Part XVI of the Cayman Act, on the Closing Date, after the completion of the Second Merger, and at the Third Merger Effective Time, Merger Sub 3 and the Second Surviving Company shall consummate the Third Merger, pursuant to which the Second Surviving Company shall merge with and into Merger Sub 3, following which the separate corporate existence of the Second Surviving Company shall cease and Merger Sub 3 shall continue as the Surviving Company after the Third Merger (the “Third Surviving Company,” and collectively with the First Surviving Company and the Second Surviving Company, the “Surviving Companies”).

(b)          Effect of the Third Merger.  At and after the Third Merger Effective Time, the Third Merger shall have the effects set forth in this Agreement, the Plan of Third Merger and the applicable provisions of the Cayman Act.  Without limiting the generality of the foregoing, and subject thereto, at the Third Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Second Surviving Company and Merger Sub 3 shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Third Surviving Company as the surviving entity, which shall include the assumption by the Third Surviving Company of any and all agreements, covenants, duties and obligations of the Second Surviving Company and Merger Sub 3 set forth in this Agreement and the other Transaction Documents to which the Second Surviving Company or Merger Sub 3 is a party, and the Third Surviving Company shall thereafter exist as a wholly-owned subsidiary of the First Surviving Company and the separate corporate existence of the Second Surviving Company shall cease.

(c)          Execution and Filing of Third Merger Filing Documents.  On the Closing Date, and immediately after the Second Merger Effective Time, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and provided this Agreement has not theretofore been terminated pursuant to its terms, the Second Surviving Company and Merger Sub 3 shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands the Plan of Third Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Third Merger effective (the “Third Merger Filing Documents”).  The Third Merger shall become effective at the time when the Plan of Third Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by the Company and SPAC in writing and specified in the Plan of Third Merger pursuant to the Cayman Act (being not later than the 90th day after registration of the Plan of Third Merger by the Registrar of Companies of the Cayman Islands) (the “Third Merger Effective Time”).

(d)          Organizational Documents of the Surviving Company.  At the Third Merger Effective Time, the memorandum and articles of association of the Second Surviving Company adopted pursuant to the Second Merger shall be the memorandum and articles of association of the Third Surviving Company until thereafter amended in accordance with the terms thereof and the Cayman Act.

(e)          Directors and Officers of the Surviving Company.  At the Third Merger Effective Time, the board of directors and officers of Merger Sub 3 shall cease to hold office, and the board of directors and officers of the Third Surviving Company appointed pursuant to the Second Merger shall remain in office in accordance with the Articles of the Second Surviving Company until they are removed or resign in accordance with the Articles of the Second Surviving Company or until their respective successors are duly elected or appointed and qualified.

(f)          Effect of the Third Merger on Issued Securities of the Second Surviving Company and Merger Sub 3.  At the Third Merger Effective Time, by virtue of and as part of the agreed consideration for the Third Merger and without any action on the part of any Party or the holders of securities of the Second Surviving Company or Merger Sub 3:

(i)          Second Surviving Company Ordinary Share.  The ordinary share of the Second Surviving Company issued and outstanding immediately prior to the Third Merger Effective Time shall be cancelled and cease to exist by virtue of the Third Merger; and

(ii)          Merger Sub 3 Share.  The Merger Sub 3 Share issued and outstanding immediately prior to the Third Merger Effective Time shall continue existing and constitute the only issued and outstanding share in the capital of Merger Sub 3.

(g)          Extension of Third Merger Effective Time.  The Parties agree that the Third Merger Effective Time may be extended with the prior written consent of the Parties as deemed necessary to comply with or take account of applicable Law, or as may otherwise be agreed in writing by the Parties; provided that any such extension of the Third Merger Effective shall be accompanied by changes to the effective time of the other transactions contemplated by this Agreement to ensure that: (i) the Initial Merger Effective Time takes place prior to the conversion of the Convertible Notes, (ii) the conversion of the Convertible Notes takes place prior to the Second Merger Effective Time, and (iii) the Second Merger Effective Time takes place prior to the Third Merger Effective Time.

Section 2.06          Closing.  In accordance with the terms and subject to the conditions of this Agreement, the closing of the Mergers and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by exchange of electronic documents and signatures in accordance with Section 12.09 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.07          Closing Deliverables.  At the Closing:

(a)          The Company shall deliver or cause to be delivered to SPAC and Sponsor:

(i)          a surrender letter with respect to the PubCo Share, duly executed by the Initial PubCo Holder;

(ii)          a certificate signed by a duly authorized signatory of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 10.01 and Section 10.02 have been fulfilled (other than any such condition that has been duly waived by SPAC); and

(iii)          the Investor Rights Agreement, duly executed by the applicable Company Shareholders.

(b)          SPAC and Sponsor shall deliver or cause to be delivered to the Company:

(i)          a certificate signed by a duly authorized signatory of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 10.01 and Section 10.03 have been fulfilled (other than any such condition that has been duly waived by the Company); and

(ii)          the Investor Rights Agreement, duly executed by Sponsor and Sponsor CB Investor.

(c)          PubCo shall deliver or cause to be delivered to SPAC and Sponsor:

(i)          a copy of the resolutions of the PubCo Board, certified by an authorized signatory of PubCo, evidencing the authorization by the PubCo Board of the execution, delivery and performance of this Agreement and the other Transaction Documents to which PubCo is a party and the consummation of the transactions contemplated hereby and thereby, including the approval of the surrender of the PubCo Share by the Initial PubCo Holder and the cancellation of such PubCo Share, in each case effective no later than the Closing;

(ii)          a copy of the updated register of directors of PubCo, dated as of the Closing Date and certified by an authorized signatory of PubCo, evidencing the composition of the PubCo Board as set forth in Section 7.04;

(iii)          a copy of the updated register of members of PubCo, dated as of the Closing Date and certified by an authorized signatory of PubCo, evidencing the surrender of the PubCo Share from the Initial PubCo Holder to PubCo and cancellation of the PubCo Share; and

(d)          Pursuant to the signed instruction letter delivered to the Trustee by SPAC or its successor in interest, Trustee shall pay to the redeeming SPAC Shareholders a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account pursuant to the election of such eligible former SPAC Shareholders.

(e)          PubCo, after receiving the proceeds from the Trust Account in accordance with Section 8.01, shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses and (ii) all accrued and unpaid SPAC Transaction Expenses, each as set forth on a written statement to be delivered to PubCo by or on behalf of the Company and SPAC, respectively. Such written statement shall be delivered to PubCo not less than five (5) Business Days prior to the Closing Date and shall include the respective amounts and wire transfer instructions for the payment thereof.

Section 2.08          Disbursement of Shareholder Merger Consideration.

(a)          Prior to the Initial Merger Effective Time, PubCo shall appoint Continental Stock Transfer & Trust Company as exchange agent, or another exchange agent reasonably acceptable to SPAC and the Company (in such capacity, the “Exchange Agent”), for the purpose of distributing to each Company Equityholder (including Convertible Note Holders) and SPAC Shareholder the Shareholder Merger Consideration payable to such Company Equityholder (including Convertible Note Holders) or SPAC Shareholder (as applicable).

(b)          At the Closing, PubCo shall instruct the Exchange Agent to deliver, in each case subject to any applicable restrictions imposed by the Transaction Documents or applicable Law, the Second Merger Consideration to the Company Shareholders pursuant to this Article II, and to deliver the amount of any such dividends or other distributions with a record date after the Second Merger Effective Time or the Initial Merger Effective Time, as applicable, theretofore paid with respect to such Second Merger Consideration.

(c)          Notwithstanding any other provision of this Section 2.08, any obligation on PubCo under this Agreement to issue PubCo Ordinary Shares to (i) SPAC Shareholders entitled to receive PubCo Ordinary Shares, or (ii) Company Equityholders entitled to receive PubCo Ordinary Shares shall be satisfied by PubCo instructing the Exchange Agent to deliver such PubCo Ordinary Shares in accordance with Section 2.08(b), to the extent and effect that each SPAC Shareholder and Company Equityholder shall hold such PubCo Ordinary Shares in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be) will be the holder of record of such PubCo Ordinary Shares.

(d)          After the Initial Merger Effective Time, the register of members of SPAC shall be closed, and thereafter there shall be no further registration on the register of members of SPAC of transfers of SPAC Shares that were issued and outstanding immediately prior to the Initial Merger Effective Time.  After the Second Merger Effective Time, the register of members of the Company shall be closed, and thereafter there shall be no further registration on the register of members of the Surviving Company of transfers of Company Shares that were issued and outstanding immediately prior to the Second Merger Effective Time.

(e)          Notwithstanding anything to the contrary contained herein, none of the First Surviving Company, Second Surviving Company, Third Surviving Company, PubCo or any other Party or any Representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)          Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares issued to such Person rounded down to the nearest whole PubCo Ordinary Share.

(g)          The Parties shall procure that any evidence or certificate of the PubCo Ordinary Shares issued to any Company Equityholder who have signed the Lock-Up Agreement shall bear a legend substantially identical to the following:

“Other than pursuant to the Lock-Up Agreement (as defined in the Business Combination Agreement), the shareholder shall not (i) lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge or otherwise encumber, grant any option or warrant to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to the securities, (ii) enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of the securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer” ) for the period beginning on the Closing Date (as defined in the Business Combination Agreement) and pending on the earlier of (x) the date that is 180 days after the Closing (as defined in the Business Combination Agreement) and (y) Liquidation Event Date (such period, the “Lock-Up Period”).

Notwithstanding the foregoing, in the case of any conflict between the terms hereof and the terms in any Lock-Up Agreement (as defined in the Business Combination Agreement) between APRINOIA Therapeutics Holdings Limited (“PubCo”) and the holder of the securities, the terms in such Lock-Up Agreement shall prevail with respect to the securities.

“Business Combination Agreement” means the Business Combination Agreement, dated as of January 17, 2023, by and among PubCo and certain other parties thereto.

“Liquidation Event Date” means the earlier of (i) the expiration of the Lock-Up Period, and (ii) the date on which PubCo completes a merger, liquidation, stock exchange, reorganization or other similar transaction that results in all of the public shareholders of PubCo completes a merger, liquidation, stock exchange, reorganization or other similar transaction that results in all of the public shareholders of PubCo having the right to exchange their PubCo Ordinary Shares for cash securities or other property.”

Section 2.09          Dissenter’s Rights.

(a)          Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, Company Shares that are issued and outstanding immediately prior to the Second Merger Effective Time and that are held by Company Shareholders who have complied with all of the requirements of Section 238 of the Cayman Act prior to the vote on the Second Merger (the “Company Dissenting Shares”) shall not be converted into PubCo Ordinary Shares, and such Company Shareholders shall have no right to receive, the applicable Second Merger Consideration unless and until such Company Shareholder does not elect to dissent in accordance with Section 238(5) of the Cayman Act or withdraws such notice (to the extent permissible by law), thereupon the Company Shares owned by that Company Shareholder shall (i) no longer be deemed to be Company Dissenting Shares, and (ii) be cancelled and cease to exist in exchange for, as of the Second Merger Effective Time, the right to receive the applicable Second Merger Consideration under Section 2.04(f)(i) in the manner provided in Section 2.08(d).

(b)          Prior to the Closing, the Company shall give PubCo and SPAC prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands and the Company shall have control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a Company Shareholder of its rights to dissent from the Second Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands); provided, that the Company shall promptly inform and consult with SPAC with respect to its plans on any such negotiations and proceedings reasonably in advance and consider SPAC’s comments thereon in good faith.

Section 2.10          Withholding.  Each of PubCo, the Company, each Surviving Company, SPAC, Merger Sub 1, Merger Sub 2, and Merger Sub 3, their Affiliates and Representatives, and any other withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law.  To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties shall use commercially reasonable efforts to cooperate to eliminate or reduce any applicable deduction or withholding.

ARTICLE III

WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby warrants to SPAC the following:

Section 3.01          Organization, Good Standing and Qualification.  Each Group Company has been duly organized or incorporated (as the case may be) and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted.  Each Group Company is duly licensed (to the extent required) and in good standing (to the extent such concept is applicable in such Group Company’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in such Group Company’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Prior to the date hereof, the Company has made available to SPAC true and complete copies of the Company Articles, the Company Shareholders’ Agreement and the Organizational Documents of each other Group Company, including all amendments thereto, as in effect as of the date of this Agreement.

Section 3.02          Capitalization and Voting Rights.

(a)          The organization chart of the Group and the particulars of each Group Company contained in Section 3.02(a) of the Company Disclosure Letter are true, accurate and complete.

(b)          The validly issued share capital, registered capital or charter capital of each Group Company as of the date of this Agreement is set forth in Section 3.02(b) of the Company Disclosure Letter.  Except as disclosed in Section 3.02(b) of the Company Disclosure Letter, all Equity Securities of each Group Company that are issued and outstanding (A) have been duly authorized, validly issued and are, fully paid, (B) were issued, in compliance in all material respects with applicable Law, and (C) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(c)          Except as set forth in Section 3.02(c) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are no other authorized, outstanding or issued Equity Securities of any Group Company; (ii) no Group Company is obligated to issue, sell or transfer any Equity Securities of such Group Company other than (A) pursuant to the Company Incentive Plan; (B) Company Ordinary Shares issuable upon conversion of the Company Preferred Shares; and (C) Company Ordinary Shares issuable upon conversion of the Convertible Notes; (iii) other than the Company Shareholders’ Agreement, the Company Articles and the Transaction Documents, no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company; (iv) other than under the Company Shareholders’ Agreement or the Company Articles, no Group Company has granted any registration rights or information rights to any other Person, nor is any Group Company obliged to list any of its Equity Securities on any securities exchange; (v) other than under the Company Shareholders’ Agreement, there are no phantom shares and there are no voting or similar agreements entered into by a Group Company which relate to the share capital, registered capital or charter capital of such Group Company; (vi) no Group Company has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such Group Company on any matter or any agreements to issue such bonds, debentures, notes or other obligations; (vii) there are no Liens on Equity Securities of any Group Company or any arrangements or obligations to create any such Liens; and (viii) other than the Company Incentive Plans, no Group Company has any equity-based compensation or incentive, purchase or participation plans.

(d)          Except as set forth in Section 3.02(d) of the Company Disclosure Letter, no Group Company owns, directly or indirectly, any interest in or has agreed to acquire, any interest, Equity Securities or other securities in any Person, and no Group Company is or was a participant in any joint venture, partnership or similar arrangement.  No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person.  All the historical changes to the share capital of each of the Group Companies and historical transfers of equity interest in each of the Group Companies were, in all material respects, made in compliance with the applicable Laws.

(e)          Except as set forth in Section 3.02(e) of the Company Disclosure Letter, no Person (including any holder of Equity Securities in the Company or any other Group Company) has the right to (whether pursuant to any Contract, Organizational Document or otherwise) require any Group Company to (i) issue any Equity Securities, or transfer or acquire any Equity Securities or other assets of any Person, (ii) declare or pay any dividends or make any other distribution of, or any payment out of, any Group Company’s assets (whether by dividends, liquidation or otherwise), or (iii) assume, guarantee or otherwise acquire the liabilities of any Person, except for, in the case of sub-section (i) above, the right for the holders of Equity Securities of the Company to receive Equity Securities of PubCo in such amounts and of such types as specified in Section 2.04(f) and otherwise on the terms and conditions specified in this Agreement.

(f)          Section 3.02(f) of the Company Disclosure Letter sets forth a true and complete list of the name of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Option, the number of Company Ordinary Shares comprised thereof or subject thereto, vesting schedule, the date on which such Company Option was granted, the number of shares subject to the Company Option which have vested and the number of shares subject to the Company Option which have not yet vested as of the date of this Agreement and as of the Second Merger Effective Time (as a result of the transactions contemplated by the Agreement), and, if applicable, the exercise price thereof, and no other Company Options are in existence other than those disclosed in Section 3.02(f) of the Company Disclosure Letter.  All Company Options are evidenced by award agreements in substantially the forms previously made available to SPAC, and no Company Option is subject to terms that are materially different from those set forth in such forms.  Each Company Option was validly granted or issued and properly approved by, the Company Board (or appropriate committee thereof). Except as disclosed in Section 3.02(f) of the Company Disclosure Letter, each Company Option granted to an individual subject to U.S. taxation has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Ordinary Shares on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable.

Section 3.03          Authorization.  The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement, the Plan of Second Merger, the Plan of Third Merger and each of the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder, subject to receipt of the Company Shareholders Approval.  Except for the Company Shareholders Approval, all corporate actions on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the Plan of Second Merger, the Plan of Third Merger and the other Transaction Documents to which it is or will be a party and the performance of all its obligations hereunder and thereunder (including any board approval in accordance with Articles 122 and 123 of the Company Articles) have been taken prior to the execution and delivery of this Agreement, subject to the filing of the Second Merger Filing Documents and the Third Merger Filing Documents.  This Agreement, the Plan of Second Merger, the Plan of Third Merger and the other Transaction Documents to which the Company is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.  The only votes of holders of any class or series of share capital of the Company necessary to approve and adopt this Agreement, the Plan of Second Merger, the Plan of Third Merger and the Transactions contemplated hereby are (i) the approval and adoption of this Agreement and the Transactions contemplated hereby by an Ordinary Resolution (as defined in the Company Articles), (ii) the approval and adoption of the amendment of the Company Articles as contemplated by this Agreement by a Special Resolution (as defined in the Company Articles), (iii) the approval of the change of the authorized share capital of the Company by an ordinary resolution; (iv) a consent from holders of all issued Company Preferred Shares for exempting the Transactions from Articles 3(d), 4(d) and 5(d) (Conversion Price Adjustment) and Articles 3(e), 4(e) and 5(e) (Distribution of capital upon liquidation) of the Company Articles, (v) a Company Preferred Shareholders Consent for exempting the Transactions from Article 89 (General Protective Provisions) and Article 90 (Special Protective Provisions for Holders of Preferred Shares) of the Company Articles, and (vi) the approval and adoption of the Plan of Second Merger and the Plan of Third Merger by Special Resolutions (collectively, the “Company Shareholders Approval”).  No Group Company has given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any Person to enter into any Contract or commitment or to do anything on its behalf, other than (i) any authority to its employees, officers, agents, advisors and consultants to enter into routine trading Contracts in the Ordinary Course of their duties and the business of the respective Group Companies or (ii) pursuant to the Transaction Documents.

Section 3.04          Consents; No Conflicts.  Assuming the warranties in Article IV and Article VI are true and correct, except (a) as otherwise set forth in the Company Disclosure Letter, (b) for the Company Shareholders Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands (including the filing of the Plan of Initial Merger, the Plan of Second Merger and the Plan of Third Merger and such other documents with the Cayman Islands Registrar of Companies in accordance with the Cayman Act), the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, (d) as required by HSR Act, and (e) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a Company Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of any Group Company and any of its Affiliates, have been duly obtained or completed (as applicable) and are in full force and effect as of the date of this Agreement.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) (assuming compliance with the matters referred to in clauses (a) through (d) of the immediately preceding sentence) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Group Company) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of any Group Company, (C) any applicable Law or public privacy policy, (D) any Material Contract or material Real Property Lease, or (ii) result in the creation of any Lien upon any of the properties or assets of any Group Company other than any restrictions under federal or state securities laws, this Agreement, the Company Shareholders’ Agreement, the Company Articles and Permitted Liens, except in the case of sub-clauses (A), (C), and (D) of clause (i), as would not have a Company Material Adverse Effect.

Section 3.05          Compliance with Laws; Permits.  Except as disclosed in Section 3.05 of the Company Disclosure Letter:

(a)          No Group Company is in violation of any applicable Law in any material respect or in violation of any Anti-Corruption Laws in any respect.  The business of each Group Company as currently conducted and as planned to be conducted is in compliance with all applicable Laws in all material respects. No Group Company has received any notice from any Governmental Authority or, to the Knowledge of the Company, is under investigation, in each case with respect to a material violation of any applicable Law or with respect to any violation of any Anti-Corruption Laws, and there are no known circumstances likely to give rise to any such investigation. This Section 3.05(a) shall not apply to Tax matters;

(b)          Each Group Company has obtained all material Permits necessary for the business as currently conducted.  No such Permit contains any burdensome restrictions or conditions, and each such Permit is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby.  None of the Group Companies is in default under any such Permit in any material respects, and, to the Knowledge of the Company, there is no Action by any Governmental Authority pending against any Group Company that would likely result in the revocation, withdrawal, suspension, cancellation or termination of any such Permit which would have a Company Material Adverse Effect;

(c)          None of the Group Companies has received any letter or other written communication from or, to the Knowledge of the Company, otherwise been made aware of any Governmental Authority threatening or providing notice of (i) the revocation or suspension of any Permit issued to any Group Company, or (ii) the need for compliance or remedial actions in respect of the activities carried out by any Group Company, which revocation, suspension, compliance or remedial actions (or the failure of any Group Company to undertake them) would have a Company Material Adverse Effect, nor has there been any public notice of a type customary as a form of notification of such matters in the jurisdiction directed to any of the Group Companies by any Governmental Authority;

(d)          During the past five years, none of the Group Companies or their respective officers, directors, employees or, to the Knowledge of the Company,  their respective Affiliates or agents acting for or on behalf of the Company: (i) in connection with the operations or dealings of the Company has offered, promised, provided, or authorized the provision of any money or anything of value, directly or indirectly, to any Government Official or any other Person to improperly influence official action or secure an improper commercial advantage or to encourage the recipient to breach any applicable Law; (ii) in connection with the operations or dealings of the Company has otherwise violated any applicable Anti-Corruption Laws or has taken any action that would constitute a violation of or cause the Company, any of the Group Companies or any other Person to violate any Anti-Corruption Laws; (iii) is a Government Official; (iv) is a Sanctioned Person; or (v) has engaged in, or is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person without any required governmental authorization, or has otherwise violated Sanctions. During the past five years, each of the Group Companies is and has at all times been in material compliance with all applicable Export Control Laws, obtained all export licenses and other approvals required for its exports of products, Software, services and technologies required by any applicable Export Control Law and all such approvals and licenses are in full force and effect, is in compliance with the terms of such applicable export licenses or other approvals, and there are no pending or, to the Knowledge of the Company, threatened claims against any of the Group Companies with respect to such export licenses or other approvals.  To the Knowledge of the Company, there are no actions, conditions or circumstances that would reasonably be expected to give rise to any future Actions against any of the Group Companies related to any actual or alleged violation of Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws, or Sanctions.

(e)          Except as set forth in 3.05(e) of the Company Disclosure Letter, to the Knowledge of the Company, no Government Official or Governmental Authority presently owns an interest, whether direct or indirect, in any Group Company or has any legal or beneficial interest in any Group Company or to payments made to any Group Company hereunder.

(f)          No Group Company is a party to any agreement, arrangement or concerted practice or is or has been carrying on any practice which could reasonably be expected to contravene or which reasonably could be expected to be invalidated by any anti-trust, fair trading, dumping, state aid, consumer protection or similar laws or regulations in any jurisdiction;

(g)          (i) Each Group Company holds (A) all authorizations under the United States Food, Drug and Cosmetic Act of 1938 (the “FDCA”), the Public Health Service Act (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and (B) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import, or export of any of the Company Products (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the lawful operating of the business of the Group Companies as currently conducted (the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are valid and in full force and effect; and (iii) the Group Companies are in compliance in all material respects with the terms of all Company Regulatory Permits;

(h)          All pre-clinical and clinical investigations in respect of a Company Product conducted or sponsored by or on behalf of the Group Companies are being and have been conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Company Regulatory Agencies, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, and (ii) any applicable federal, state and provincial applicable Laws restricting the collection, use and disclosure of individually identifiable health information and Personal Data.  No pre-clinical or clinical testing conducted by or on behalf of the Group Companies has been terminated or suspended due to safety or other non-business reasons, and, to the Knowledge of the Company, there are no facts that could give rise to such a determination.  No Company Regulatory Agency, clinical investigator, institutional review board or independent monitoring committee has provided notice that it has initiated or, to the Knowledge of the Company, threatened to initiate any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing testing, and, to the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to such a determination;

(i)          Neither the Company nor any of its Subsidiaries is a TID U.S. business as defined at 31 C.F.R. §800.248; and

(j)          No Group Company has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product.

(k)          No Group Company has any material liability under applicable escheat or unclaimed property Laws.

Section 3.06          Tax Matters.

(a)          All material Tax Returns required to be filed by each Group Company have been timely filed (taking into account any applicable extensions), and all such Tax Returns are complete and correct in all material respects. All material amounts of Taxes owed by each Group Company that are due and payable (whether or not shown on any Tax Return) have been timely paid. All Taxes required to be withheld by each Group Company with respect to material amounts owing to any employee, creditor, customer, or other third party have been withheld and remitted to the appropriate Governmental Authority.

(b)          No material claim, assessment, or deficiency for Taxes that has not been fully paid or resolved has been asserted in writing against any Group Company by any Governmental Authority, and no written notice of any pending action has been received by any Group Company from any Governmental Authority. There are no audits or other examinations with respect to Taxes of any Group Company by any Governmental Authority that are presently in progress, nor has any Group Company been notified in writing of any request or threat for such an audit or other examination. No Group Company is currently contesting any material Tax liability before any Governmental Authority, nor has any Group Company submitted any request for any such contest.

(c)          No Group Company has waived any statute of limitations with respect to any Taxes of the Group Companies, or agreed to any extension of time with respect to any assessment or deficiency for Taxes of the Group Companies, which waiver or agreement remains in force, other than any extension of time to file a Tax Return properly obtained in the Ordinary Course.

(d)          No Group Company is a tax resident of a country other than its country of incorporation or organization. No Group Company has a permanent establishment (within the meaning of an applicable income Tax treaty), office, or fixed place of business in a country other than its country of incorporation or organization.

(e)          Each Group Company is in material compliance with all applicable transfer pricing Laws.

(f)          As of the Company Accounts Date, the amount of the Group Companies’ liability for unpaid Taxes is not expected to materially exceed the recorded liability therefor in the Company Financial Statements. Since the Company Accounts Date, no Group Company has incurred any material liability for Taxes outside the Ordinary Course.

(g)          No Group Company (i) is liable for Taxes of any other Person (other than another Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law), as a transferee or successor, or by Contract (other than customary commercial Contracts entered into in the Ordinary Course not primarily related to Taxes). No Group Company has ever been a member of a group filing income Tax Returns on an affiliated, consolidated, combined, or unitary basis, other than a group the common parent of which was or is any Group Company.

(h)          There are no liens for material Taxes upon any property or assets of any Group Company, except for Permitted Liens.

(i)          No Group Company has been a party to any transaction treated by the parties to such transaction as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code within the past three (3) years.

(j)          No Group Company has requested or received any private letter rulings, technical advice memoranda, or similar advice or rulings from any Governmental Authority within the past three (3) years.

(k)          No written claim has ever been made by a Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, which claim has not been fully paid or resolved.

(l)          No Group Company has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n)          Each Group Company is registered for purposes of value added Taxes in all jurisdictions where it is required by applicable value added Tax Law to be so registered, and is in material compliance with all applicable sales Tax, use Tax, and value added Tax Laws.

(m)          No Group Company will be required to include any material item of income in taxable income or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax Law), or open transaction disposition completed prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the Ordinary Course, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) executed prior to the Closing, or (v) election pursuant to Section 965(h) of the Code (or any similar provision of state, local, or non-U.S. Tax Law).

(n)          No Group Company has taken any action, nor are there any facts or circumstances to the Knowledge of the Company, that could reasonably be expected to prevent, impair, or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 3.07          Financial Statements.

(a)          The Company has made available to SPAC the audited consolidated balance sheet of the Company as of December 31, 2020, and the audited consolidated statements of income and profit and loss, changes in equity and cash flows, for the fiscal years then ended, in each case prepared in accordance with Taiwan IFRS (collectively, the “Existing Company Financial Statements”) and audited in accordance with PCAOB standards and including the notes thereto. The Existing Company Financial Statements (i) have been prepared in accordance with the books and records of the Group Companies, (ii) present fairly, in all material respects, the consolidated financial condition of the Group Companies for the periods indicated therein, and its consolidated financial performance and its consolidated cash flows for the years then ended, and (iii) have been prepared in accordance with International Financial Reporting Standards, International Accounting Standards, IFRIC Interpretations, and SIC Interpretations endorsed and issued into effect by the Financial Supervisory Commission of the Republic of China (collectively, “Taiwan IFRS”) applied on a consistent basis throughout the periods involved.

(b)          Set forth on Section 3.07(b) of the Company Disclosure Letter is a copy of the unaudited combined balance sheet of the Company as of December 31, 2021 and unaudited combined statements of profit and loss and cash flows of the Company for the 12-month periods ended on December 31, 2021 (“2021 Management Financial Statements”). The 2021 Financial Statements (i) were prepared in good faith and in accordance with IFRS applied on a consistent basis throughout the periods involved and (ii) present fairly, in all material respects, the financial positions of the Company as of December 31, 2021 and the results of its operations and its cash flows for the period ended December 31, 2021.

(c)          Set forth on Section 3.07(c) of the Company Disclosure Letter is a copy of the unaudited combined balance sheet of the Company and the unaudited combined statements of profit and loss and cash flows of the Company for the nine-month period ended on September 30, 2022 (the “2022 Management Financial Statements”). The Management Financial Statements (i) were prepared in good faith and in accordance with the books and record of the company and (ii) present fairly, in all material respects (A) the combined profits and losses of the Company, (B) the combined assets and combined liabilities, and (C) the financial condition of the Company and the results of the operations of the Company for the periods indicated.

(d)          The Closing Company Financial Statements, when delivered following the date of this Agreement in accordance with Section 7.03, (i) will have been prepared in accordance with the books and records of the Group Companies, (ii) will fairly present in all material respects the financial condition and position as of the dates indicated therein and the results of operations of the Group Companies for the periods indicated therein, (iii) will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (subject, in the case of the interim financial statements, to normal and recurring year-end adjustments and the absence of notes), and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X).

(e)          The Group Companies maintain a system of internal accounting controls which the Company reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS or GAAP, as applicable, and to maintain asset accountability in all material respects, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(f)          The Company Board has not been made aware in writing of (i) any fraud that involves the Company’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (ii) any allegation, assertion or claim that the Company has engaged in any material questionable accounting or auditing practices which materially violate applicable Law.  No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.08          Absence of Changes.  Except as set forth in Section 3.08 of the Company Disclosure Letter, since the Company Accounts Date, (a) each Group Company has (i) operated its principal business in the Ordinary Course in all material respects, (ii) used its reasonable best efforts to preserve its business in all material respects, and (iii) collected receivables and paid payables and similar obligations in the Ordinary Course in all material respects; and (b) there has not been any Company Material Adverse Effect.

Section 3.09          Actions.

(a)          Except as set forth in Section 3.09(a) of the Company Disclosure Letter, no Group Company (or any Person for whose acts or defaults a Group Company may be vicariously liable) is involved whether as claimant or defendant or other party in any Action where amounts claimed against the Group Companies exceed US$100,000 (other than as claimant in the collection of debts arising in the Ordinary Course, none of which is material to the business of the Group Companies), or would otherwise materially affect the business, assets or properties of such Group Company.

(b)          Except as set forth in Section 3.09(b) of the Company Disclosure Letter, there is no such Action pending or, to the Knowledge of the Company, threatened by or against any Group Company (or any Person for whose acts or defaults a Group Company may be vicariously liable) where amounts claimed against the Group Company exceed US$100,000, or would otherwise be reasonably expected to materially affect the business, assets or properties of such Group Companies.

(c)          Except as set forth in Section 3.09(c) of the Company Disclosure Letter, no Group Company is subject to any continuing Governmental Order where amounts of claim against the Group Companies exceed US$50,000, nor is in default under any Governmental Order in any material respects.

(d)          This Section 3.09 shall not apply to Tax matters.

Section 3.10          Liabilities.  Except as set forth in Section 3.10 of the Company Disclosure Letter, no Group Company has any Liabilities, except for (i) Liabilities set forth in the Company Financial Statements that have not been satisfied since September 30, 2022, (ii) current Liabilities incurred since September 30, 2022 in the Ordinary Course which do not exceed US$2,300,000 in the aggregate, (iii) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, or (iv) arising under this Agreement or other Transaction Documents.  Except for the Indebtedness incurred in the Ordinary Course, none of the Group Companies has any material Indebtedness that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, and none of the Group Companies is a guarantor or indemnitor of any liabilities of any other Person (other than a Group Company). This Section 3.10 shall not apply to Tax matters.

Section 3.11          Material Contracts.

(a)          For purposes hereof, “Material Contracts” means, collectively, any Contract to which a Group Company or any of its properties or assets is bound or subject to that (i) involves obligations (contingent or otherwise) or payments in excess of US$100,000 or has an unexpired term in excess of three (3) years, (ii) is a material agreement relating to Intellectual Property or IT Assets (other than generally available uncustomized “off-the-shelf” software licenses obtained by the Group on non-exclusive basis and non-negotiated terms), (iii) involves any provisions providing for exclusivity, non-compete, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights against any Group Company for a term in excess of one (1) year, or (iv) involves a sharing of profits or losses.  Section 3.11(a) of the Company Disclosure Letter contains a true and correct list of all Material Contracts, and true, correct and complete copies of such Material Contracts have been delivered or made available to SPAC prior to the date hereof. For the avoidance of doubt, Material Contracts do not include any contract that has been fully performed or terminated or expired.

(b)          Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, and is in full force and effect and enforceable against the parties thereto.  Except as set forth in Section 3.11(b) of the Company Disclosure Letter, (i) each Group Company has duly performed all of its obligations in all material respects under each Material Contract to the extent that such obligations to perform have accrued, and there is no existing default or breach by any Group Company under such Material Contracts in any material respects; (ii) no Group Company has given written notice that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract, and no Group Company has received any written notice that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

Section 3.12          Title; Properties.

(a)          Except as set forth in Section 3.12(a) of the Company Disclosure Letter, all assets included in the Company Financial Statements or acquired by any of the Group Companies or which have otherwise arisen since the Company Accounts Date, other than any assets disposed of or realized in the ordinary and usual course of business:

(i)          are assets in which the Group Companies have lawful ownership rights or leasehold interest;

(ii)          are, where capable of possession, in the possession or under the control of the relevant Group Company;

(iii)          are free from Liens other than Permitted Liens;

(iv)          are not the subject of any factoring arrangement, conditional sale or credit agreement; and

(v)          collectively represent in all material respects all assets (including all rights and properties) necessary for the conduct of the business of each Group Company as presently conducted.

(b)          No Group Company owns, or has ever owned, any real property. The use by a Group Company of real property that the Group Companies have leasehold interest or other right or interest to use or occupy (the “Real Properties”) is in compliance with all applicable Laws in all material respects, including all applicable building codes, environmental, zoning, subdivision, and land use Laws.  None of the Group Companies has received written notice from any Governmental Authority advising it of a violation (or an alleged violation) of any such applicable Law.

(c)          Section 3.12(c) of the Company Disclosure Letter contains a true and correct list of all leases and subleases of Real Properties, including amendments thereto and guarantees thereof (the “Real Property Leases”) to which any Group Company is a party.  True, correct and complete copies of each Real Property Lease have been delivered or made available to SPAC prior to the date hereof.

(d)          None of the Group Companies uses any Real Property in conduct of its business in the Ordinary Course except insofar as it holds valid land use rights or has secured a lease with respect thereto.  Each Real Property Lease is a valid and binding agreement of the Group Company that is a party thereto, and is in full force and effect and enforceable against the parties thereto.  Each Group Company has duly performed all of its obligations in all material respects under each Real Property Lease to the extent that such obligations to perform have accrued, and there is no existing default or breach by any Group Company or, to the Knowledge of the Company, any other party under any Real Property Lease in any material respects. No portion of any Real Property is subleased by any Group Company to any third party.

(e)          There exists no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain proceedings, confiscation, dispute, claim, demand or similar proceeding with respect to, or which could affect, the continued use and enjoyment of any Real Property.

Section 3.13          Intellectual Property.

(a)          Section 3.13(a) of the Company Disclosure Letter contains a correct, current, and complete list of all registrations and applications of Owned Intellectual Property (indicating for each item (A) the current owner or registrant, (B) the jurisdiction where the application, registration or issuance is filed, (C) the application, registration, and issue number (as applicable), and (D) the application, registered and issue date (as applicable)), all proprietary Software of the Group Companies (including material unregistered Software), and all material unregistered Trademarks owned by the Group Companies.  The Group Companies are the sole and exclusive legal and beneficial (and with respect to registered Intellectual Property, record) owner of all right, title and interest in and to all Owned Intellectual Property and have the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Group Companies as currently conducted, in each case, free and clear of all Liens other than Permitted Liens.

(b)          All Owned Intellectual Property is valid and enforceable, and all registrations of Owned Intellectual Property are subsisting and in full force and effect.  The Group Companies have taken all reasonable and necessary steps to maintain and enforce the Owned Intellectual Property, and all fees and filings required to maintain and renew same have been made when required to be made.  The Group Companies have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets of the Group Companies.  No Trade Secrets of the Group Companies or confidential information of any Person to whom the Group Companies owe a duty of confidentiality has been disclosed thereby to any Person other than pursuant to a written agreement sufficiently restricting the disclosure and use thereof by such Person.

(c)          The conduct of the business of the Group Companies as currently and formerly conducted, including the use of the Intellectual Property owned and licensed by the Company does not infringe, misappropriate, dilute or violate the Intellectual Property of any other Person (nor has done so in the past six (6) years) in all material respects.  No Actions are pending or, to the Knowledge of the Company, threatened (including unsolicited offers to license Patents) against the Group Companies by any other Person and no written claims have been received either (A) claiming infringement, misappropriation or other violation of Intellectual Property rights owned by such Person, or (B) challenging the ownership, use, patentability, validity, or enforceability of any Owned Intellectual Property.  To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Intellectual Property owned by or licensed by the Group Companies in a manner that is material to the Group Companies taken as a whole.  In the past six (6) years, none of the Group Companies has made any claim alleging the foregoing against any third Person (including any current or former employee, contractor or consultant of the Group Companies).

(d)          All Persons who have participated in or contributed to the creation, authorship, conception, or development of any Intellectual Property during the course of employment or engagement with the Group Companies, have executed and delivered to the Group Companies a binding, valid, and enforceable written contract assigning to the Group Companies all of their right, title, and interest in same that do not vest initially in such entities by operation of law.

(e)          The Group Companies are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Intellectual Property owned by or licensed by the Group Companies.  Except as set forth in Section 3.13(e) of the Company Disclosure Letter, no government funding, facilities of a university, college, other educational institution or research center or funding from third Persons was used in the creation or development of any Owned Intellectual Property.

(f)          The Group Companies comply in all material respects with all applicable Laws and binding industry standards.  The Group Companies either own or have a valid license to use all of the IT Assets used in the business of the Group Companies.  The IT Assets used in the business of the Group Companies are in good working condition, function in accordance with their specifications in all material respects, are free of material viruses, defects, “Trojan horses”, malware and other corruptants, and are sufficient for the operation of the Group Companies as currently conducted.  The Group Companies take all reasonable actions to protect the integrity, continuous operation and security of the IT Assets used in their business as presently conducted (and all data, including Personal Data, processed thereby), and there have been no material breaches, outages, violations or unauthorized uses of or, to the Knowledge of the Company, unauthorized access to the foregoing.

Section 3.14          Cybersecurity and Data Privacy.

(a)          The Group Companies are and have been in compliance in all material respects with all applicable data privacy, data security, cybersecurity and data protection laws, regulations, internal and external policies and contractual requirements.

(b)          The Group Companies have implemented, and required that its third party vendors implement, adequate policies and commercially reasonable security (i) regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity and availability of personal information (including Protected Health Information as defined under HIPAA) and business proprietary or sensitive information, in their possession, custody or control, or held or processed on their behalf, and (ii) regarding the integrity and availability of the Group Companies’ IT Assets.

(c)          The Group Companies have not received any notice of any claims, investigations or alleged violations of law, regulation or contract with respect to personal information (including Protected Health Information as defined under HIPAA) or information security-related incidents, nor have the Group Companies notified in writing, or been required by applicable law, regulation or contract to notify in writing, any person or entity of any personal information or information security-related incident.

(d)          The consummation of the transactions contemplated by this Agreement will not result in any violation of any data privacy or cybersecurity laws.

Section 3.15          Labor and Employment Matters.

(a)          Each of the Group Companies is in material compliance with all applicable Laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the United States Worker Adjustment and Retraining Notification Act of 1988 (or similar laws) (the “WARN Act”), and the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, pay for all working time, withholding and payment of employment taxes and the proper classification of individuals as nonemployee contractors or consultants.  Except as set forth in Section 3.15(a) of the Company Disclosure Letter, none of the Group Companies has closed any site of employment or implemented any group terminations or layoffs of employees sufficient to trigger the notice requirements of the WARN Act, or implemented any early retirement, separation or window program within the past three (3) years, nor has any Group Company planned or announced any such action or program for the future.  Each Group Company has satisfied their payment obligations with respect to all wages, severance, allowances, commissions and other compensation required to be paid under any labor contract or applicable Law to the current and former employees and third party contractors of the Group Companies in all material respects.

(b)          Section 3.15(b) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Benefit Plan. With respect to each material Benefit Plan, the Company has made available to SPAC, to the extent applicable, true, complete, and correct copies of (A) such Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Benefit Plan where applicable, (D) the most recent actuarial report or other financial statement relating to such Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Benefit Plan and any pending request for such a determination letter, and (F) any material, non-routine correspondence with any Governmental Authority with respect to the Benefit Plans.  All Benefit Plans are and have at all times been maintained in compliance with all applicable Laws in all material respects.  Except as set forth in Section 3.15(b) of the Company Disclosure Letter, each Group Company is in compliance with all applicable Laws and Contracts in all material respects relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Laws and Contracts in all material respects.

(c)          Except as set forth in Section 3.15(c) of the Company Disclosure Letter:  (x) there has not been, and to the Knowledge of the Company, there is not now pending or threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company; and (y) no Group Company is bound by or subject to (and none of their assets or properties is bound by or subject to) any written Contract, commitment or arrangement with any labor union or works council, or any collective bargaining agreements.  To the Knowledge of the Company, there are no pending or threatened Actions, charges, complaints, material grievance, audit, investigation, or inquiry by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Group Companies’ employees, or otherwise concerning labor and employment matters with respect to any Group Company, except for such Actions that would not, individually or in the aggregate, be expected to be material to the Group Companies.  To the Knowledge of the Company, no Group Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(d)          No Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and no Group Company has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years.  No Group Company has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.  No Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of any Group Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(e)          Except as set forth on Section 3.15(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of any Group Company to any severance pay or any other compensation payable by any Group Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by any Group Company, or (iii) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Benefit Plan on or following the consummation of the transactions contemplated by this Agreement.  The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code.  No Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

Section 3.16          Effect of Investment.  Neither the entry into, nor compliance with, nor completion of the transactions contemplated by this Agreement nor the entry into, compliance with, or completion of the transactions contemplated by any of the other Transaction Documents will, or would be reasonably expected to cause any Group Company to lose the benefit of any contractual right or privilege it presently enjoys, or result in a breach of, or give any third party a right to terminate or vary, or result in any Lien under, any contract or arrangement to which any Group Company is a party and which would have a Company Material Adverse Effect.

Section 3.17          Brokers.  Except as set forth in Section 3.17 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Group Company.

Section 3.18          Joint Proxy Statement/Prospectus.  The information supplied by the Company in writing specifically for inclusion in the Joint Proxy Statement/Prospectus shall not, at (a) the time the Joint Proxy Statement/Prospectus is declared effective, (b) the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders, and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting, and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.19          Insolvency.  Except as set forth in Section 3.19 of the Company Disclosure Letter:

(a)          no Group Company is insolvent or unable to pay its debts, including its future and prospective debts incurred in the Ordinary Course, or is in liquidation under the law of the jurisdiction in which it is incorporated or other applicable Laws;

(b)          no petition has been presented, application made, proceedings commenced, resolution passed or meeting convened for the termination, liquidation, bankruptcy or dissolution of any Group Company nor any process been commenced whereby the business of any Group Company is terminated and the assets of any Group Company are distributed amongst the creditors or shareholders or other contributories of the Group Company or whereby the affairs, business or assets of any Group Company are managed by a person appointed for the purpose by a court, governmental agency or similar body or by any creditor or the Group Company itself, nor has any such order or relief been granted or appointment made, and there are no cases or proceedings under any applicable Laws with respect to insolvency, reorganization, or related matters in any jurisdiction concerning any Group Company, and to the Knowledge of the Company, no events have occurred which, under the law of the jurisdiction in which it is incorporated or other applicable Laws, would justify any such cases or proceedings;

(c)          no liquidator, trustee, supervisor, nominee, custodian or similar official and no liquidation committee or similar body have been appointed in respect of the whole or any part of the business or assets of any Group Company nor has any step been taken for or with a view to the appointment of such a person or body nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made; and

(d)          no ruling declaring the insolvency of any Group Company has been made and no public announcement in respect of the same has been pronounced by a court of the jurisdiction in which it is incorporated.

Section 3.20          Environmental Matters.  Except as would not have a Company Material Adverse Effect:

(a)          the Group Companies are, and for the past three (3) years have been, in compliance with all applicable Environmental Laws in the respective jurisdictions where they conduct their business, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws;

(b)          no Group Company is liable, or, to the Knowledge of the Company, reasonably expected to be liable, for any response costs, corrective action costs, personal injury, natural resource damages, property damage or any investigative, corrective or remedial activities related to the Release, treatment, storage, manufacture, handling, transport or generation of any Hazardous Materials;

(c)          no Group Company has received notice with respect to any Action pending or threatened against any Group Company or Real Property under any Environmental Law; and

(d)          no Hazardous Materials have been manufactured, handled, stored, generated, treated, transported, Released or are otherwise present, at, in, on, to, from or under any Real Property or other property or facility at any time owned, leased, or operated by any Group Company in violation of any applicable Law.

Section 3.21          Insurance.  Each of the Group Companies has insurance policies covering such risks as are customarily carried by Persons conducting business in the Ordinary Course in the industries and geographies in which the Group Companies operate.  All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid as of the date of this Agreement, except as would not have a Company Material Adverse Effect.

Section 3.22          Related Party Transactions.  Except for written employment agreements made available to SPAC prior the date hereof and, except as set forth in Section 3.22 of the Company Disclosure Letter, the Group Companies have not engaged in any transactions with Related Parties that would be required to be disclosed in the Joint Proxy Statement/Prospectus.

Section 3.23          No Outside Reliance.  Notwithstanding anything contained in this Agreement, the Company has made its own investigation of SPAC and that neither SPAC nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by SPAC in Article IV and SPAC Acquisition Entities in Article VI, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the SPAC Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its Representatives) or reviewed by the Company pursuant to the Confidentiality Agreement or otherwise) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of SPAC or the SPAC Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV and SPAC Acquisition Entities in Article VI.  Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of SPAC are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV and SPAC Acquisition Entities in Article VI, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE IV

WARRANTIES OF SPAC

Except as set forth in (i) the SPAC SEC Filings (excluding (1) any risk factors or predictive or forward-looking statements and other disclosures that are generally cautionary, predictive or forward-looking in nature and (2) any exhibits or other documents appended thereto) filed or submitted on or prior to the date hereof (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.03, Section 4.05 and Section 4.13), or (ii) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), SPAC hereby represents and warrants to the Company the following:

Section 4.01          Organization, Good Standing, Corporate Power and Qualification.  SPAC is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted.  SPAC is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a SPAC Material Adverse Effect.  As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, a true and complete copy of the SPAC Articles and the Organizational Documents of each SPAC Acquisition Entity.

Section 4.02          Capitalization and Voting Rights.

(a)          The validly issued share capital of SPAC as of the date of this Agreement is set forth in Section 4.02(a) of the SPAC Disclosure Letter which sets forth, as of the date of this Agreement, the following (on an aggregate, and not holder-by-holder, basis):  (i) issued and outstanding SPAC Shares, by class or series;  and (ii) warrants and other share purchase rights, if any.  All SPAC Shares that are issued and outstanding (i) have been duly authorized and have been validly issued and are non-assessable and fully paid, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b)          Except as set forth in Section 4.02(b) of the SPAC Disclosure Letter, (i) there are no authorized, outstanding or issued Equity Securities of SPAC, (ii) SPAC is not obligated to issue, sell or transfer any Equity Securities of SPAC, (iii) other than the SPAC Articles, SPAC is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Securities of SPAC, (iv) SPAC has not granted any registration rights or information rights to any other Person, (v) there are no phantom shares and there are no voting or similar agreements entered into by SPAC which relate to the share capital, registered capital or charter capital of SPAC, and (vi) SPAC has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the SPAC Shareholders on any matter or any agreements to issue such bonds, debentures, notes or other obligations.

(c)          SPAC does not own or control, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, other than the SPAC Acquisition Entities.

(d)          SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

(e)          The authorized share capital of Merger Sub 2 consists of 5,000,000 shares of a par value of US$0.01 each, of which one (1) share is issued and outstanding (the “Merger Sub 2 Share”) and held by SPAC; and the authorized share capital of Merger Sub 3 consists of 5,000,000 shares of a par value of US$0.01 each, of which one (1) share is issued and outstanding (the “Merger Sub 3 Share”) and held by SPAC.

(f)          The Merger Sub 2 Share and the Merger Sub 3 Share and shares of Merger Sub 2 and Merger Sub 3 that will be issued pursuant to the Transactions, (A) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (B) were, or will be, issued, in compliance in all material respects with applicable Law, and (C) were not, and will not be, issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

Section 4.03          Authorization.

(a)          SPAC has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement, the Plan of Initial Merger and each of the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder, subject to receipt of SPAC Shareholders Approval.  All corporate actions on the part of SPAC necessary for the authorization, execution and delivery of this Agreement, the Plan of Initial Merger and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board approval) have been taken, subject to (a) obtaining SPAC Shareholders Approval, and (b) the filing of the Initial Merger Filing Documents.  This Agreement, the Plan of Initial Merger and the other Transaction Documents to which SPAC is or will be a party is, or when executed by the other parties thereto, will be, on or prior to the Closing, valid and legally binding obligations of SPAC, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)          Assuming that a quorum, being the holders of a majority of the SPAC Shares, is present:

(i)          The approval and authorization of the Merger and the Plan of Initial Merger shall require approval by a SPAC Special Resolution; and

(ii)          The approval and authorization of this Agreement and the Transactions as a Business Combination and the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting in each case shall require approval by a SPAC Ordinary Resolution.

Section 4.04          Consents; No Conflicts.  Assuming the warranties in Article III and Article V are true and correct, except (a) as otherwise set forth in the SPAC Disclosure Letter, (b) for the SPAC Shareholders Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands (including the filing of the Plan of Initial Merger and such other documents with the Cayman Islands Registrar of Companies in accordance with the Cayman Act), the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, and (d) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a SPAC Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement, the Plan of Initial Merger and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been duly obtained or completed (as applicable) and are in full force and effect.  The execution, delivery and performance of this Agreement, the Plan of Initial Merger and the other Transaction Documents to which it is or will be a party by SPAC does not, and the consummation by SPAC of the transactions contemplated hereby and thereby will not (i) (assuming compliance with the matters referred to in clauses (a) through (d) of the immediately preceding sentence) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of SPAC, (C) any applicable Law or public privacy policy, (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Lien upon any of the properties or assets of SPAC other than any restrictions under federal or state securities laws, this Agreement or the SPAC Articles, except in the case of sub-clauses (A), (C), and (D) of clause (i), as would not have a SPAC Material Adverse Effect.

Section 4.05          Tax Matters.

(a)          All material Tax Returns required to be filed by SPAC have been timely filed (taking into account any applicable extensions), and all such Tax Returns are complete and correct in all material respects. All material amounts of Taxes owed by SPAC that are due and payable (whether or not shown on any Tax Return) have been timely paid. All Taxes required to be withheld by SPAC with respect to material amounts owing to any employee, creditor, customer, or other third party have been withheld and remitted to the appropriate Governmental Authority.

(b)          No material claim, assessment, or deficiency for Taxes that has not been fully paid or resolved has been asserted in writing against SPAC by any Governmental Authority, and no written notice of any pending action has been received by SPAC from any Governmental Authority. There are no audits or other examinations with respect to Taxes of SPAC by any Governmental Authority that are presently in progress, nor has SPAC been notified in writing of any request or threat for such an audit or other examination. SPAC is not currently contesting any material Tax liability before any Governmental Authority, nor has SPAC submitted any request for any such contest.

(c)          SPAC has not waived any statute of limitations with respect to any Taxes of SPAC, or agreed to any extension of time with respect to any assessment or deficiency for Taxes of SPAC, which waiver or agreement remains in force, other than any extension of time to file a Tax Return properly obtained in the Ordinary Course.

(d)          SPAC is not a tax resident of a country other than its country of incorporation or organization. SPAC does not have a permanent establishment (within the meaning of an applicable income Tax treaty), office, or fixed place of business in a country other than its country of incorporation or organization.

(e)          SPAC is in material compliance with all applicable transfer pricing Laws.

(f)          As of the SPAC Accounts Date, the amount of SPAC’s liability for unpaid Taxes is not expected to materially exceed the recorded liability therefor in the SPAC Financial Statements. Since the SPAC Accounts Date, SPAC has not incurred any material liability for Taxes outside the Ordinary Course.

(g)          SPAC (i) is not liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law), as a transferee or successor, or by Contract (other than customary commercial Contracts entered into in the Ordinary Course not primarily related to Taxes) or (ii) has ever been a member of a group filing income Tax Returns on an affiliated, consolidated, combined, or unitary basis, other than a group the common parent of which was or is SPAC.

(h)          There are no liens for material Taxes upon any property or assets of SPAC, except for Permitted Liens.

(i)          SPAC has not been a party to any transaction treated by the parties to such transaction as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code within the past three (3) years.

(j)          SPAC has not requested or received any private letter rulings, technical advice memoranda, or similar advice or rulings from any Governmental Authority within the past three (3) years.

(k)          No written claim has ever been made by a Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, which claim has not been fully paid or resolved.

(l)          SPAC has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m)          SPAC is registered for purposes of value added Taxes in all jurisdictions where it is required by applicable value added Tax Law to be so registered, and is in material compliance with all applicable sales Tax, use Tax, and value added Tax Laws.

(n)          SPAC will not be required to include any material item of income in taxable income or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax Law), or open transaction disposition completed prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the Ordinary Course, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) executed prior to the Closing, or (v) election pursuant to Section 965(h) of the Code (or any similar provision of state, local, or non-U.S. Tax Law).

(o)          SPAC has not taken any action, nor are there any facts or circumstances to the Knowledge of SPAC, that could reasonably be expected to prevent, impair, or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 4.06          Financial Statements; Investment Company.

(a)          Except as disclosed in the SPAC Disclosure Letter, the financial statements of SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC); and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X).

(b)          Except as disclosed in the SPAC Disclosure Letter, SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC, and (ii) effective in all material respects to perform the functions for which they were established.  SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)          Since the formation of SPAC, neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC, has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices.  Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(d)          SPAC has no liability or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or not, due or not, individually or in the aggregate, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a liability or obligation, other than (i) Liabilities incurred after the SPAC Accounts Date in the Ordinary Course, (ii) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (iii) the SPAC Transaction Expenses, and (iv) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.06(d) of the SPAC Disclosure Letter.

(e)          To the Knowledge of SPAC, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Notwithstanding the foregoing, if the rules proposed by the SEC on March 30, 2022 (the “SPAC Rule Proposals”) relating to, among other items, the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act are adopted (“Final Rules”) such that some or all special purpose acquisition companies are deemed to be investment companies under the Final Rules, then no inaccuracy of this representation due to the application of the Final Rules shall be deemed to be a breach of any representation or warranty by SPAC hereunder.

Section 4.07          Related Party Transactions.  Except as set forth in Section 4.07 of the SPAC Disclosure Letter, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Joint Proxy Statement/Prospectus.

Section 4.08          Absence of Changes.  Since the SPAC Accounts Date, (a) SPAC has operated its business in the Ordinary Course and collected receivables and paid payables and similar obligations in the Ordinary Course, and (b) there has not been any SPAC Material Adverse Effect.  SPAC has used commercially reasonable efforts to preserve intact the present business organizations of SPAC.

Section 4.09          Actions.  Except as set forth in Section 4.09 of the SPAC Disclosure Letter or as would not have a SPAC Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of SPAC, threatened against or affecting SPAC, and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties. This Section 4.09 shall not apply to Tax matters.

Section 4.10          Brokers.  Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates. Section 4.10 of the SPAC Disclosure Letter set forth (i) a true, complete and accurate list of all SPAC Transaction Expenses incurred as of the date hereof, and (ii) a reasonable estimate of the SPAC Transaction Expenses between the date hereof and the Closing Date.

Section 4.11          Joint Proxy Statement/Prospectus.  The information supplied by SPAC in writing specifically for inclusion in the Joint Proxy Statement/Prospectus shall not, at (a) the time the Joint Proxy Statement/Prospectus is declared effective, (b) the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders, and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting, and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.  All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.12          SEC Filings.  Except as set forth in Section 4.12 of the SPAC Disclosure Letter, SPAC has timely (after taking into consideration all applicable extensions) filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”).  Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings.  As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing.  To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. Notwithstanding the foregoing, neither the representations and warranties in this Section 4.12 nor the representations and warranties in Section 4.06  shall apply to any statement or information in the SPAC SEC Filings that relates to (i) the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” on April 12, 2021, (ii) the classification of shares of SPAC Shares as permanent or temporary equity, or (iii) any subsequent guidance, statements or interpretations issued by the SEC or the staff of the SEC to the extent applicable to the foregoing clause (i) or (ii) (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the SPAC SEC Filings due to the SEC Guidance shall be deemed to be a breach of any representation or warranty by the SPAC.

Section 4.13          Trust Account.  As of September 30, 2022, SPAC had US$347,658,771 in the Trust Account being held in accordance with the Investment Management Trust Agreement, dated as of March 16, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (in such capacity, the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”).  There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account.  SPAC has performed, in all material respects, the obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement in any material respect, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder in any material respect. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Articles shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Articles to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. As of the date of this Agreement, following the Closing and provided this Agreement is not terminated pursuant to the terms hereto, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised his, her or its right to redeem all or a portion of the SPAC Class A Ordinary Shares in accordance with the SPAC Articles in connection with the Transaction Proposals. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account (after giving effect to all redemptions of SPAC Class A Ordinary Shares) will not be satisfied or funds available in the Trust Account will not be available to the Third Surviving Company (as the surviving company in the Merger) on the Closing Date.

Section 4.14          Business Activities.  Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination.  Except for the Transactions, SPAC is not obligated to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.  Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.  Section 4.14 of the SPAC Disclosure Letter contains a true and correct list of all material contracts of SPAC as of the date of this Agreement (“SPAC Material Contracts”) and other than this Agreement and any Transaction Document, as of the date of this Agreement SPAC is not a party to or bound by any material contract that is not listed in Section 4.14 of the SPAC Disclosure Letter.  Except as disclosed in Section 4.14 of the SPAC Disclosure Letter, true and complete copies of each SPAC Material Contract, including all material amendments, modification, supplements, exhibits and schedules and addenda thereto, have been made available to the Company.

Section 4.15          NYSE Quotation.  As of the date of this Agreement, SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “ROSS”, “ROSS WS” and “ROSS.U”, respectively.  SPAC is in compliance with the rules of NYSE in all material respects and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by NYSE or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units or terminate the listing thereof on NYSE.  SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except in connection with the Transactions.  SPAC has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Ordinary Shares or the SPAC Warrants or the SPAC Units from the NYSE or the SEC.

Section 4.16          Board Approval.  On or prior to the date hereof, the SPAC Board has unanimously (a) determined that this Agreement and the Transactions contemplated herein are in the best interests of SPAC and constitute a Business Combination, (b)(i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (ii) approved and declared advisable Transaction Documents and the execution, delivery and performance thereof, (c) made the SPAC Board Recommendation, and (d) directed that this Agreement be submitted to the shareholders of SPAC for their adoption.

Section 4.17          No Outside Reliance.  Notwithstanding anything contained in this Agreement, each of SPAC and Sponsor has made its own investigation of the Group Companies and the Company Acquisition Entities and that neither the Company, Company Acquisition Entities nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III and by the Company Acquisition Entities in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Group Companies.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its Representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement or otherwise) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Group Companies, Company Acquisition Entities or the Company Equityholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III and Article V.  Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Group Companies are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III and Article V, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE V

WARRANTIES OF THE COMPANY ACQUISITION ENTITIES

The Company Acquisition Entities hereby jointly and severally represent and warrant to SPAC, the following:

Section 5.01          Organization, Good Standing, Corporate Power and Qualification.  Each Company Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.  Each Company Acquisition Entity has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement, the Plan of Initial Merger and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder.

Section 5.02          Capitalization and Voting Rights.

(a)          As of the date of this Agreement and as of immediately prior to the Closing:

(i)          the authorized share capital of PubCo consists of 5,000,000,000 shares of a par value of US$0.00001 each, of which one PubCo Ordinary Share is issued and outstanding (the “PubCo Share”) and held by the Initial PubCo Holder; and

(ii)          the authorized share capital of Merger Sub 1 consists of 5,000,000 shares of a par value of US$0.01 each, of which one (1) share is issued and outstanding (the “Merger Sub 1 Share”) and held by PubCo.

(b)          The PubCo Share and the Merger Sub 1 Share and any PubCo Ordinary Shares and shares of Merger Sub 1 that will be issued pursuant to the Transactions, (A) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (B) were, or will be, issued, in compliance in all material respects with applicable Law, and (C) were not, and will not be, issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(c)          Except (A) as set forth in Section 5.02(a), including any PubCo Ordinary Shares and shares of Merger Sub 1 that will be issued pursuant to the Transactions and (B) the Transaction Documents, (i) no Company Acquisition Entity has authorized, outstanding or issued any Equity Securities; (ii) no Company Acquisition Entity is obligated to issue, sell or transfer any Equity Securities; (iii) no Company Acquisition Entity is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Company Acquisition Entity; (iv) no Company Acquisition Entity has granted any registration rights or information rights to any other Person; (v) there are no phantom shares and there are no voting or similar agreements entered into by any Company Acquisition Entity which relate to the share capital, registered capital or charter capital of such Company Acquisition Entity; and (vi) no Company Acquisition Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such Company Acquisition Entity on any matter or any agreements to issue such bonds, debentures, notes or other obligations.

(d)          PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, Merger Sub 1, and, as of the Closing Date, (i) immediately prior to the consummation of the Initial Merger, Merger Sub 1; (ii) after consummation of the Initial Merger and immediately prior to the consummation of the Second Merger, the First Surviving Company, Merger Sub 2 and Merger Sub 3; (iii) after consummation of the Second Merger and immediately prior to the Third Merger, the First Surviving Company, the Second Surviving Company and its Subsidiaries and Merger Sub 3; and (iv) upon consummation of the Third Merger, the First Surviving Company, the Third Surviving Company and its Subsidiaries.

(e)          Merger Sub 1 does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the Closing Date, (i) after consummation of the Initial Merger and immediately prior to the consummation of the Second Merger, Merger Sub 2 and Merger Sub 3; (ii) after consummation of the Second Merger and immediately prior to the Third Merger, the Second Surviving Company and its Subsidiaries and Merger Sub 3; and (iii) upon consummation of the Third Merger, the Third Surviving Company and its Subsidiaries.

(f)          No Company Acquisition Entity is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 5.03          Authorization.  All corporate actions on the part of each Company Acquisition Entity necessary for the authorization, execution and delivery of this Agreement, the Plan of Initial Merger and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Initial Merger Filing Documents, the Second Merger Filing Documents and the Third Merger Filing Documents.  This Agreement, the Plan of Initial Merger and the other Transaction Document to which a Company Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Company Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 5.04          Consents; No Conflicts.  Assuming the warranties in Article IV and Article VI are true and correct, except (a) for the registration or filing with the Registrar of Companies of the Cayman Islands (including the filing of the Plan of Initial Merger, the Plan of Second Merger, the Plan of Third Merger and such other documents with the Cayman Islands Registrar of Companies in accordance with the Cayman Act), the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, and (b) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a Company Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery, and performance of this Agreement, the Plan of Initial Merger and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of each Company Acquisition Entity, have been duly obtained or completed (as applicable) and are in full force and effect.  The execution, delivery, and performance of this Agreement, the Plan of Initial Merger and the other each Transaction Documents to which it is or will be a party by each Company Acquisition Entity does not, and the consummation by such Company Acquisition Entity of the transactions contemplated hereby and thereby will not result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of such Company Acquisition Entity) or cancellation under, (a) (i) any Governmental Order, (ii) any provision of the Organizational Documents of such Company Acquisition Entity, (iii) any applicable Law or public privacy policy, (iv) any Contract to which such Company Acquisition Entity is a party or by which its assets are bound, or (b) result in the creation of any Lien upon any of the properties or assets of such Company Acquisition Entity other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of such Company Acquisition Entity, except in the case of sub-clauses (i), (iii), and (iv) of clause (a), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Company Acquisition Entity to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions.

Section 5.05          Absence of Changes.  Since the date of its incorporation, each Company Acquisition Entity has operated its business in the Ordinary Course.

Section 5.06          Actions.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Company Acquisition Entity to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting any Company Acquisition Entity, and (b) there is no judgment or award unsatisfied against such Company Acquisition Entity, nor is there any Governmental Order in effect and binding on any Company Acquisition Entity or its assets or properties.

Section 5.07          Brokers.  Except as set forth in Section 3.17 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Company Acquisition Entity or any of its Affiliates.

Section 5.08          Joint Proxy Statement/Prospectus.  The information supplied by each Company Acquisition Entity in writing specifically for inclusion in the Joint Proxy Statement/Prospectus shall not, at (a) the time the Joint Proxy Statement/Prospectus is declared effective, (b) the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to (i) SPAC Shareholders, and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting, and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents that a Company Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.09          Investment Company Act; JOBS Act.  No Company Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.  Each Company Acquisition Entity constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10          Business Activities.  Each Company Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing, except as expressly contemplated by the Transaction Documents and the Transactions, will have no, material assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.11          Foreign Private Issuer.  PubCo is and shall be at all times commencing from its formation date through the Closing a foreign private issuer as defined in Rule 405 under the Securities Act.

Section 5.12          No Outside Reliance.  Notwithstanding anything contained in this Agreement, PubCo has made its own investigation of SPAC and that neither SPAC nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by SPAC in Article IV and SPAC Acquisition Entities in Article VI, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the SPAC Disclosure Letter or elsewhere, as well as any information, documents or other materials or management presentations that have been or shall hereafter be provided to PubCo or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of SPAC or the SPAC Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV and Article VI.  Except as otherwise expressly set forth in this Agreement, PubCo understands and agrees that any assets, properties and business of SPAC are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV and Article VI, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.13          Tax Matters.

(a)          PubCo is, and has been since its formation, treated as a corporation for U.S. federal income Tax purposes. Merger Sub 1 has timely filed an initial entity classification election on IRS Form 8832 to be disregarded as an entity separate from PubCo for U.S. federal income Tax purposes, effective as of Merger Sub 1’s formation, and will not change such classification.

(b)          No Company Acquisition Entity has taken any action, nor are there any facts or circumstances to the Knowledge of any Company Acquisition Entity, that could reasonably be expected to prevent, impair, or impede the Transactions from qualifying for Intended Tax Treatment.

ARTICLE VI

WARRANTIES OF THE SPAC ACQUISITION ENTITIES

The SPAC Acquisition Entities hereby jointly and severally represent and warrant to the Company, the following:

Section 6.01          Organization, Good Standing, Corporate Power and Qualification.  Each SPAC Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.  Each SPAC Acquisition Entity has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement, the Plan of Second Merger, the Plan of Third Merger and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder.

Section 6.02          Capitalization and Voting Rights.

(a)          As of the date of this Agreement and as of immediately prior to the Closing:

(i)          the authorized share capital of Merger Sub 2 consists of 5,000,000 shares of a par value of US$0.01 each, of which one (1) share is issued and outstanding (the “Merger Sub 2 Share”) and held by SPAC; and

(ii)          the authorized share capital of Merger Sub 3 consists of 5,000,000 shares of a par value of US$0.01 each, of which one (1) share is issued and outstanding (the “Merger Sub 3 Share”) and held by SPAC.

(b)          The Merger Sub 2 Share and the Merger Sub 3 Share and any shares of Merger Sub 2 and Merger Sub 3 that will be issued pursuant to the Transactions, (A) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (B) were, or will be, issued, in compliance in all material respects with applicable Law, and (C) were not, and will not be, issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(c)          Except (A) as set forth in Section 6.02(a), including any shares of Merger Sub 2 and Merger Sub 3 that will be issued pursuant to the Transactions and (B) any Transaction Documents, (i) no SPAC Acquisition Entity has authorized, outstanding or issued any Equity Securities; (ii) no SPAC Acquisition Entity is obligated to issue, sell or transfer any Equity Securities; (iii) no SPAC Acquisition Entity is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such SPAC Acquisition Entity; (iv) no SPAC Acquisition Entity has granted any registration rights or information rights to any other Person; (v) there are no phantom shares and there are no voting or similar agreements entered into by any SPAC Acquisition Entity which relate to the share capital, registered capital or charter capital of such SPAC Acquisition Entity; and (vi) no SPAC Acquisition Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such SPAC Acquisition Entity on any matter or any agreements to issue such bonds, debentures, notes or other obligations.

(d)          Merger Sub 2 does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(e)          Merger Sub 3 does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the Closing Date, upon consummation of the Third Merger, its Subsidiaries.

(f)          No SPAC Acquisition Entity is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 6.03          Authorization.  All corporate actions on the part of each SPAC Acquisition Entity necessary for the authorization, execution and delivery of this Agreement, the Plan of Second Merger and the Plan of Third Merger and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Initial Merger Filing Documents, the Second Merger Filing Documents and the Third Merger Filing Documents.  This Agreement, the Plan of Second Merger and the Plan of Third Merger and the other Transaction Document to which a SPAC Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such SPAC Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 6.04          Consents; No Conflicts.  Assuming the warranties in Article III and Article V and are true and correct, except (a) for the registration or filing with the Registrar of Companies of the Cayman Islands (including the filing of the Plan of Initial Merger, the Plan of Second Merger, the Plan of Third Merger and such other documents with the Cayman Islands Registrar of Companies in accordance with the Cayman Act), the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, and (b) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a Company Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery, and performance of this Agreement, the Plan of Second Merger and the Plan of Third Merger and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of each SPAC Acquisition Entity, have been duly obtained or completed (as applicable) and are in full force and effect.  The execution, delivery, and performance of this Agreement, the Plan of Second Merger and the Plan of Third Merger and the other each Transaction Documents to which it is or will be a party by each SPAC Acquisition Entity does not, and the consummation by such SPAC Acquisition Entity of the transactions contemplated hereby and thereby will not result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of such SPAC Acquisition Entity) or cancellation under, (a) (i) any Governmental Order, (ii) any provision of the Organizational Documents of such SPAC Acquisition Entity, (iii) any applicable Law or public privacy policy, (iv) any Contract to which such SPAC Acquisition Entity is a party or by which its assets are bound, or (b) result in the creation of any Lien upon any of the properties or assets of such SPAC Acquisition Entity other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of such SPAC Acquisition Entity, except in the case of sub-clauses (i), (iii), and (iv) of clause (a), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any SPAC Acquisition Entity to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions.

Section 6.05          Absence of Changes.  Since the date of its incorporation, each SPAC Acquisition Entity has operated its business in the Ordinary Course.

Section 6.06          Actions.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any SPAC Acquisition Entity to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions, (a) there is no Action pending or, to the Knowledge of Sponsor and SPAC Acquisition Entity, threatened in writing against or affecting any SPAC Acquisition Entity, and (b) there is no judgment or award unsatisfied against such SPAC Acquisition Entity, nor is there any Governmental Order in effect and binding on any SPAC Acquisition Entity or its assets or properties.

Section 6.07          Brokers.  Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any SPAC Acquisition Entity or any of its Affiliates.

Section 6.08          Joint Proxy Statement/Prospectus.  The information supplied by each SPAC Acquisition Entity in writing specifically for inclusion in the Joint Proxy Statement/Prospectus shall not, at (a) the time the Joint Proxy Statement/Prospectus is declared effective, (b) the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to (i) SPAC Shareholders, and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting, and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents that a SPAC Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.09          Business Activities.  Each SPAC Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing, except as expressly contemplated by the Transaction Documents and the Transactions, will have no, material assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 6.10          No Outside Reliance.  Notwithstanding anything contained in this Agreement, each of SPAC Acquisition Entities has made its own investigation of the Group Companies and the Company Acquisition Entities and that neither the Company, Company Acquisition Entities nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III and by the Company Acquisition Entities in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Group Companies.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its Representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement or otherwise) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Group Companies, Company Acquisition Entities or the Company Equityholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III and Article V.  Except as otherwise expressly set forth in this Agreement, each SPAC Acquisition Entities understands and agrees that any assets, properties and business of the Group Companies are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III and Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 6.11          Tax Matters.

(a)          Merger Sub 2 is, and has been since its formation, treated as a corporation for U.S. federal income Tax purposes. Merger Sub 3 has timely filed an initial entity classification election on IRS Form 8832 to be disregarded as an entity separate from SPAC for U.S. federal income Tax purposes, effective as of Merger Sub 3’s formation, and will not change such classification.

(b)          No SPAC Acquisition Entity has taken any action, nor are there any facts or circumstances to the Knowledge of any SPAC Acquisition Entity, that could reasonably be expected to prevent, impair, or impede the Transactions from qualifying for Intended Tax Treatment.

ARTICLE VII

COVENANTS OF THE COMPANY AND THE COMPANY ACQUISITION ENTITIES

Section 7.01          Conduct of Business.  Except (w) as expressly contemplated or permitted by the Transaction Documents (including the issuance of additional Convertible Notes), (x) as required by applicable Law (including for this purpose any COVID-19 Measures), (y) as set forth in Section 7.01 of the Company Disclosure Letter, or (z) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except with respect to matters set forth in Section 7.01(a) and Section 7.01(g)), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause each other Subsidiary to, operate its business in the Ordinary Course, and shall not, and shall not permit any other Group Company to, and each Company Acquisition Entity shall not:

(a)          (i) amend its memorandum and articles of association or other organizational documents (whether by merger, consolidation, amalgamation or otherwise), or (ii) propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization;

(b)          incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness for borrowed money, issue, or sell any debt securities or options, warrants or other rights to acquire debt securities in a principal amount, individually or in the aggregate, exceeding US$100,000, except for (i) amendments thereto that are immaterial, beneficial to the Company (ii) guarantee for the benefit of any Group Company, (iii) borrowings or drawdowns under credit agreements as set forth in Section 7.01 of the Company Disclosure Letter, (iv) intra-group loans, and (v) otherwise required in order to consummate the Transactions (including the Company Transaction Expenses);

(c)          transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of its Equity Securities, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment to issue, deliver or sell any Equity Securities, other than the issuance of (A) Equity Securities upon conversion of Company Preferred Shares, and (B) Equity Securities of PubCo pursuant to the Transaction Documents;

(d)          except as required under applicable Law, this Agreement or the terms of any Benefit Plan as in effect on the date hereof: (i) grant any material increase in the compensation, incentives, or benefits (including severance) payable or to become payable to any current or former director, officer, employee or consultant of any Group Company; (ii) amend, modify, adopt, enter into or terminate any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of this Agreement; (iii) accelerate the vesting of or lapsing of restrictions with respect to any equity-based compensation or other long-term incentive compensation under any Benefit Plan unless pursuant to the terms thereof; (iv) grant any new awards under any Benefit Plan, or amend or modify any outstanding award under any Benefit Plan, except as set forth in Section 7.01 of the Company Disclosure Letter; (v) enter into, amend, or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization; (vi) hire or engage any new employee or consultant or terminate the employment or engagement, other than as set forth in Section 7.01 of the Company Disclosure Letter or for cause, of any employee or consultant if such employee or consultant will receive, or received, annual base compensation not exceeding US$250,000; or (vii) plan, implement, or announce any material employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions;

(e)          (x)  except as required under the Transaction Documents, the Pharma Partner Agreement(s) or the Yitai Agreements, sell, lease, license or sublicense, transfer, abandon, allow to lapse or dispose of any material property or assets (including any and all material Intellectual Property owned, used or practice, held for use, or practiced or licensed by the Companies that is used in, necessary to or useful in the operation of the Group Companies), in any single transaction or series of related transactions, except for (i) non-exclusive licenses entered into in the Ordinary Course, (ii) transactions that involve properties or assets having an aggregate value not exceeding US$100,000, or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Group Companies, or (y) disclose any Trade Secrets or any other material confidential information of the Group Companies to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof);

(f)          materially change any public privacy policy or the operation or security of any IT Assets, except as required by Law;

(g)          merge, consolidate or amalgamate with or into any Person;

(h)          make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of US$500,000 individually and US$1,000,000 in the aggregate;

(i)          settle any Action with any Governmental Authority or any other third party in excess of US$100,000 individually and US$500,000 in the aggregate;

(j)          (i) split, subdivide, combine, consolidate or reclassify any shares of its share capital, except for any such transaction by a wholly-owned Subsidiary of the Company whereby all Subsidiaries of the Company remain wholly-owned Subsidiaries of the Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, except for the redemption of Equity Securities issued under the Company Incentive Plan in accordance with repurchase rights existing on the date of this Agreement, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, other than dividends or distributions by any Subsidiary of the Company to its shareholder, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities;

(k)          authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any capital expenditures or obligations for the purposes fulfilling obligations under any existing agreements (whether or not a Material Contract) in an amount not to exceed US$300,000 in the aggregate;

(l)          authorize, make or incur any Company Transaction Bonus or obligations or liabilities in connection therewith;

(m)          enter into any Material Contract or material Real Property Lease, or amend any such Material Contract or material Real Property Lease;

(n)          voluntarily terminate, suspend, abrogate, amend or modify any material Permit in a manner materially adverse to the Group Companies, taken as a whole;

(o)          make, revoke, or change any material Tax election, adopt or change any material Tax accounting method or period, file any material amendment to a Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) with a Governmental Authority, settle or compromise any material audit or other examination with respect to Taxes with a Governmental Authority, settle or compromise any claim or assessment with respect to Taxes by a Governmental Authority, knowingly surrender or allow to expire any right to claim a material refund of Taxes, incur any material Tax liabilities outside the Ordinary Course, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, (other than any extension of time to file a Tax Return properly obtained in the Ordinary Course), or enter into any Tax sharing or similar agreement (excluding any commercial Contract not primarily related to Taxes);

(p)          take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair, or impede the Transactions from qualifying for the Intended Tax Treatment;

(q)          make any material change in its accounting principles or methods unless required by IFRS or applicable Law; or

(r)          enter into any agreement or otherwise make a commitment to do any of the foregoing.

Section 7.02          Access to Information.  Upon reasonable prior notice and subject to applicable Law (and including for this purpose any COVID-19 Measures), during the Interim Period, the Company shall, and shall cause each other Group Company and each of its and their respective officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following notice from SPAC in accordance with this Section 7.02, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Group Companies, and all financial, operating and other data and information as shall be reasonably requested; provided, that in each case, the Company shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any Trade Secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Law, including any fiduciary duty or duty of loyalty, or (c) waive the protection of any attorney-client privilege.  All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement.

Section 7.03          Preparation and Delivery of Additional Company Financial Statements.  The Company shall use commercially reasonable efforts to deliver to SPAC no later than (i) February 15, 2023, the audited consolidated balance sheet of the Company as of December 31, 2021, and the audited consolidated statements of income and profit and loss, changes in equity and cash flows, for the fiscal year then ended, and (ii) March 15, 2023, the audited consolidated balance sheet of the Company as of December 31, 2022 and the audited consolidated statements of income and profit and loss, changes in equity and cash flows, for the fiscal year then ended, in each case prepared in accordance with GAAP and audited in accordance with PCAOB standards and including the notes thereto (collectively, the “GAAP Company Financial Statements”). Thereafter, the Company shall, as soon as practicable, deliver to SPAC any other audited or unaudited financial statements of the Company and its consolidated Subsidiaries that are required by applicable Law to be included in the Joint Proxy Statement/Prospectus (such financial statements, the “Subsequent Financial Statements”, together with the GAAP Financial Statements, collectively, the “Closing Company Financial Statements”).

Section 7.04          Post-Closing Directors.  Subject to the terms of the PubCo Articles, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)          the PubCo Board shall consist of seven (7) directors, which shall consist of (i) two (2) individuals continuing on from the SPAC Board immediately prior to the Initial Merger Effective Time or designated in writing by SPAC who shall each be designated as Class III directors under the PubCo Articles, (ii) two (2) individuals designated by the Company, and (iii) three (3) independent directors designated upon the mutual agreement of SPAC and the Company, each such director to hold office in accordance with the PubCo Articles, and

(b)          the officers of the Company holding such positions as set forth on Section 7.04(b) of the Company Disclosure Letter shall be the officers of PubCo, each such officer to hold office in accordance with the PubCo Articles until they are removed or resign in accordance with the PubCo Articles or until their respective successors are duly elected or appointed and qualified.

Section 7.05          D&O Indemnification and Insurance.

(a)          From and after the Closing, the Third Surviving Company and PubCo shall jointly and severally indemnify and hold harmless each present and former director and officer of the Company, any of its Subsidiaries, SPAC and any Acquisition Entity (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).  Without limiting the foregoing, the Third Surviving Company and PubCo shall, and shall cause their Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Third Surviving Company and its Subsidiaries’ and each Acquisition Entity’s or SPAC’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents of the Third Surviving Company and its Subsidiaries or such Acquisition Entity or SPAC, respectively, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)          For a period of six (6) years from the Closing, each of PubCo, the Third Surviving Company and SPAC shall (and the Third Surviving Company shall cause its Subsidiaries to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s, any of its Subsidiaries’, SPAC’s or any Acquisition Entity’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, the Third Surviving Company, its Subsidiaries, SPAC or any Acquisition Entity be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, for such insurance policy for the year ended December 31, 2021; provided, that (i) each of PubCo, the Third Surviving Company and SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Third Surviving Company, SPAC and PubCo, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.05 shall be continued in respect of such claim until the final disposition thereof.

(c)          Notwithstanding anything contained in this Agreement to the contrary, this Section 7.05 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Third Surviving Company, SPAC and PubCo and all of their respective successors and assigns.  In the event that the Third Surviving Company, SPAC, PubCo or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Third Surviving Company, SPAC or PubCo, respectively, shall ensure (and each of PubCo, SPAC and the Third Surviving Company shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns of the Third Surviving Company, SPAC or PubCo as the case may be, shall succeed to the obligations set forth in this Section 7.05.

(d)          The provisions of Section 7.05(a) through Section 7.05(c):  (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives; (ii) shall be binding on the Third Surviving Company, SPAC and PubCo and their respective successors and assigns; (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise; and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 7.06          No Trading in SPAC Securities.  The Company acknowledges and agrees that it is aware, and that each other Group Company has been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company.  The Company hereby agrees that it shall not purchase or sell any Equity Securities of SPAC in violation of such Laws, or cause or encourage any Person to do any of the foregoing.

Section 7.07          Anti-Takeover Matters.  The Company shall not adopt any shareholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Group Company would be or become subject, party or otherwise bound.

Section 7.08          Shareholder Support Agreement and Lock-Up Agreements.  To the extent that any Company Shareholder has not delivered to the Company, PubCo and SPAC a copy of the Lock-Up Agreement duly executed by such Person prior to the date of this Agreement, the Company shall (i) procure all Company Shareholders (x) holding more than 0.25% of the total issued and outstanding share capital of the Company (on a fully-diluted basis) or (y) are directors, officers, or employees of any Group Company, in each case which are not listed on the signature pages of the Investor Rights Agreement, to deliver, and (ii) use its commercially reasonable efforts to procure all other Company Shareholders to deliver, such duly executed Lock-Up Agreement to the Company, PubCo and SPAC no later than the Initial Merger Effective Time. To the extent that the SPAC CB Investor has not delivered to the Company, PubCo and SPAC a copy of the Investor Rights Agreement duly executed by it prior to the date of this Agreement, SPAC shall use its commercially reasonable efforts to procure the SPAC CB Investor to deliver such duly executed Investor Rights Agreement to the Company, PubCo and SPAC no later than the Initial Merger Effective Time. To the extent that any Company Shareholder listed on the signature pages of the Shareholder Support Agreement has not delivered to the Company, PubCo and SPAC a copy of the Shareholder Support Agreement duly executed by such Person prior to the date of this Agreement, the Company shall procure such Company Shareholder to deliver such duly executed Shareholder Support Agreement to the Company, PubCo and SPAC no later than the one month following the date hereof.

Section 7.09          Yitai Agreements.  Prior to the Closing, the Company shall use its commercially reasonable efforts to cause its relevant Subsidiaries to enter into certain long-form licensing and commercialization agreement and certain long-form assignment and service agreement with Yantai Yitai Pharmaceutical Technology Co., Ltd. (“Yitai”) (collectively, the “Yitai Agreements”) on terms at least as favorable as those in those certain term sheets dated December 7, 2022. The Company shall, and shall cause its Subsidiaries to duly perform its respective obligations under the Yitai Agreements in any material respect.

ARTICLE VIII

COVENANTS OF SPAC AND SPAC ACQUISITION ENTITIES

Section 8.01          Trust Account Proceeds.  Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, First Surviving Company (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to former SPAC Shareholders pursuant to the SPAC Share Redemption, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to PubCo or the Third Surviving Company (as may be elected by PubCo) for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.02          NYSE Listing; SPAC Extension.  During the Interim Period, SPAC shall ensure SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units remain listed on NYSE. SPAC shall use its reasonable best efforts to take all actions necessary (including at the request of the Company) to obtain the approval of the SPAC Stockholders to extend the deadline for SPAC to consummate its initial business combination for a period of six (6) months or such longer period as mutually agreed to by the Company and SPAC (such extension, the “SPAC Extension”) and shall use its reasonable best efforts to obtain such approval.

Section 8.03          Conduct of Business.  During the period from the Initial Merger Effective Time through the Closing, the SPAC and the SPAC Acquisition Entities shall not take any action except as required or contemplated by this Agreement or the other Transaction Documents. Except (i) as expressly contemplated or permitted by the Transaction Documents, (ii) as required by applicable Law, (iii) as set forth in Section 8.03 of the SPAC Disclosure Letter, or (iv) as consented to by the Company in writing (which consent with respect to the matters set forth in Section 8.03(f), Section 8.03(g), Section 8.03(h), Section 8.03(j), Section 8.03(k), or any PIPE Investment pursuant to Section 8.03(i) shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, each of SPAC and SPAC Acquisition Entities shall operate its business in the Ordinary Course and shall not:

(a)          change, modify or amend the Trust Agreement or the SPAC Articles or its memorandum and articles of association or other organizational documents (whether by merger, consolidation, amalgamation or otherwise);

(b)          (i) make or declare any dividend or distribution to the SPAC Shareholders or make any other distributions in respect of any of Equity Securities of SPAC or of any SPAC Acquisition Entities, (ii) sub-divide, combine, consolidate, reclassify or otherwise amend any terms of any Equity Securities of SPAC or any SPAC Acquisition Entities, or (iii) purchase, repurchase, redeem or otherwise acquire any of Equity Securities of SPAC or any SPAC Acquisition Entity, other than a redemption of SPAC Class A Ordinary Shares made as part of the SPAC Share Redemption;

(c)          merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(d)          make, revoke, or change any material Tax election, adopt or change any material Tax accounting method or period, file any material amendment to a Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) with a Governmental Authority, settle or compromise any material audit or other examination with respect to Taxes with a Governmental Authority, settle or compromise any claim or assessment with respect to Taxes by a Governmental Authority, knowingly surrender or allow to expire any right to claim a material refund of Taxes, incur any material Tax liabilities outside the Ordinary Course, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes (other than any extension of time to file a Tax Return properly obtained in the Ordinary Course), or enter into any Tax sharing or similar agreement (excluding any commercial Contract not primarily related to Taxes);

(e)          take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair, or impede the Transactions from qualifying for the Intended Tax Treatment;

(f)          enter into, renew or amend in any material respect, any transaction or material Contract, except for material Contracts entered into in the Ordinary Course;

(g)          incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or other material Liability in a principal amount or amount, as applicable, exceeding US$50,000 in the aggregate, other than (i) Indebtedness or other Liabilities expressly contemplated by this Agreement, including as set out in the SPAC Disclosure Letter or (ii) Liabilities that qualify as SPAC Transaction Expenses;

(h)          make any change in its accounting principles or methods unless required by GAAP;

(i)          issue any Equity Securities or grant any options, warrants, rights of conversion or other equity-based awards, including SPAC Class A Ordinary Shares issued in connection with a PIPE Investment;

(j)          settle or agree to settle any litigation, action, proceeding or investigation before any Governmental Authority or any other third party or that imposes injunctive or other non-monetary relief on SPAC or a SPAC Acquisition Entity;

(k)          form any Subsidiary;

(l)          liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC or any SPAC Acquisition Entities or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of SPAC; or

(m)          enter into any agreement or otherwise make a commitment to do any of the foregoing.

Section 8.04          SPAC Public Filings.  During the Interim Period, SPAC will use reasonable efforts to keep current, accurate and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.05          Voting of Company Shares.  At any meeting of the shareholders of the Company called to seek the Company Shareholders Approval, or at any adjournment thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which a vote, consent or other approval with respect to this Agreement, the Plan of Second Merger, the Plan of Third Merger, any other Transaction Document, the Second Merger, the Third Merger or any other Transaction is sought, SPAC (i) shall, if a meeting is held, appear at such meeting or otherwise cause the Company Shares for which SPAC has received a proxy pursuant to the Shareholder Support Agreements to be counted as present at such meeting for purposes of establishing a quorum and respond to each request by the Company for written consent, if any, and (ii) shall vote or cause to be voted (including by written consent, if applicable) such Company Shares in favor of granting the Company Shareholders Approval.

Section 8.06          Equity Commitment Letter.  SPAC shall procure Sponsor or an Affiliate thereof to enter into to an equity commitment letter (the “Equity Commitment Letter”) with PubCo and the Company as soon as practicable following the date hereof, in form and substance reasonably satisfactory to PubCo, pursuant to which, Sponsor or such Affiliate agrees to subscribe for directly through PubCo that number of PubCo Ordinary Shares at US$10 per share equal to the difference between the actual value of the Trust Account (calculated following the SPAC Share Redemption) and US$12,500,000 (the “Threshold Amount”), only to the extent that the value of the Trust Account (calculated following the SPAC Share Redemption) is less than the Threshold Amount.

ARTICLE IX

FURTHER AGREEMENTS

Section 9.01          Regulatory Approvals; Other Filings.

(a)          Each of the Company, SPAC, and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, non-actions or waivers in connection with the Transactions (collectively, the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby.  Each of the Company, SPAC, and the Acquisition Entities shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice, or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b)          With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions, or other proceedings by or from Governmental Authorities, each of the Company, SPAC, and the Acquisition Entities shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent, or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters.  To the extent not prohibited by Law, the Company and the Company Acquisition Entities shall promptly furnish to SPAC, and SPAC and the SPAC Acquisition Entities shall promptly furnish to the Company, copies of any substantive notices or written communications received by such Party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such Party shall permit counsel to the other Parties an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such Party or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the Company, SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other Parties.  To the extent not prohibited by Law, the Company and the Company Acquisition Entities agree to provide SPAC and its counsel, and SPAC and the SPAC Acquisition Entities agree to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such parties or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning, or in connection with the Transactions.  Each of the Company, SPAC, and the Acquisition Entities agrees to make all filings, to provide all information reasonably required of such Party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such Party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such Party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such Party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such Party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c)          Without limiting Section 9.01(a) and Section 9.01(b), PubCo and the Company shall, within twenty (20) Business Days following the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act.

(d)          Subject to Section 12.06, the Company shall be responsible for and pay the filing fees that are, pursuant to applicable Laws, payable by such Party to the Governmental Authorities in connection with the Transactions.

Section 9.02          Non-Solicit.

(a)          During the Interim Period, SPAC will not, and will cause its Affiliates and its and their respective Representatives not to, directly or indirectly:  (i) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal (other than an Acceptable Confidentiality Agreement); or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b)          During the Interim Period, the Company shall not, and shall cause the Group Companies and its and their respective Representatives not to, directly or indirectly:  (i) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third party with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any third party in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with any third party regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of the Company or any Group Company, or a newly-formed holding company of the Group Companies; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(c)          Each of the Company and SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal or any SPAC Acquisition Proposal (as applicable).

(d)          Nothing in this Agreement shall prohibit SPAC or the SPAC Board from making any legally required disclosure, including disclosure of factual information regarding the business, financial condition or results of operations of the SPAC.

(e)          SPAC shall notify the Company promptly (but in no event later than forty-eight (48) hours) after its receipt of any SPAC Acquisition Proposal, or any material change to any terms of a SPAC Acquisition Proposal previously disclosed to the Company.  Such notice shall be in writing, and shall specify in reasonable detail the identity of the Person making the SPAC Acquisition Proposal and all material terms and conditions of such SPAC Acquisition Proposal.  SPAC shall also promptly, and in any event within forty-eight (48) hours, notify the Company in writing if it enters into discussions or negotiations concerning any SPAC Acquisition Proposal in accordance with this Section 9.02.

Section 9.03          Preparation of Joint Proxy Statement/Prospectus; SPAC Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals.

(a)          Joint Proxy Statement/Prospectus.

(i)          As promptly as reasonably practicable after the execution of this Agreement, SPAC, the Acquisition Entities and the Company shall prepare, and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Joint Proxy Statement/Prospectus”) relating to the SPAC Shareholders’ Meeting (1) to approve and adopt:  (A) the Business Combination, this Agreement, the Plan of Initial Merger, and the other Transaction Documents, the Mergers and the other Transactions; (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Joint Proxy Statement/Prospectus or correspondence related thereto; (C) any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby; and (D) adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”) and (2) to register under the Securities Act the PubCo Ordinary Shares that constitute the Shareholder Merger Consideration payable to the SPAC Shareholders and the Company Shareholders.  SPAC, the Acquisition Entities and the Company each shall use their commercially reasonable efforts to (1) cause the Joint Proxy Statement/Prospectus when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Joint Proxy Statement/Prospectus, (3) cause the Joint Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as practicable, and (4) keep the Joint Proxy Statement/Prospectus effective as long as is necessary to consummate the Transactions. The Company hereby agrees to cover all of the SEC registration fees solely in connection with the filing of the Joint Proxy Statement/Prospectus with the SEC. Prior to the date on which the Joint Proxy Statement/Prospectus is declared effective, the Company, SPAC and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares and the PubCo Warrants pursuant to this Agreement.  Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC (in the case of SPAC) and any of their respective members or shareholders as may be reasonably requested in connection with any such action.  As promptly as practicable after the Joint Proxy Statement/Prospectus is declared effective, SPAC shall mail (or cause to be mailed) the Joint Proxy Statement/Prospectus to the SPAC Shareholders.  Each of SPAC, PubCo and the Company shall furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Joint Proxy Statement/Prospectus, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any regulatory authority (including the Stock Exchange) in connection with the Transactions.

(ii)          Any filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus will be mutually prepared and agreed upon by SPAC, PubCo, and the Company.  PubCo and the Company will advise SPAC, and SPAC will advise PubCo and the Company, as applicable, promptly after receiving notice thereof, of the time when the Joint Proxy Statement/Prospectus has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing.  SPAC, PubCo, and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Joint Proxy Statement/Prospectus and any amendment to the Joint Proxy Statement/Prospectus filed in response thereto.

(iii)          If, at any time prior to the Closing, any event or circumstance relating to SPAC, a SPAC Acquisition Entity or its officers or directors, is discovered by SPAC or a SPAC Acquisition Entity which should be set forth in an amendment or a supplement to the Joint Proxy Statement/Prospectus, SPAC shall promptly inform the Company and PubCo.  If, at any time prior to the Closing, any event or circumstance relating to the Company, a Company Acquisition Entity, or any of their respective Subsidiaries or their respective officers or directors, is discovered by a Company Acquisition Entity or the Company which should be set forth in an amendment or a supplement to the Joint Proxy Statement/Prospectus, the Company, or PubCo, as the case may be, shall promptly inform SPAC.  Thereafter, SPAC, PubCo and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Joint Proxy Statement/Prospectus describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b)          SPAC Shareholders Approval.

(i)          Prior to or as promptly as practicable after the Joint Proxy Statement/Prospectus is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date on which the Joint Proxy Statement/Prospectus is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Shareholders with the opportunity to elect to effect a SPAC Share Redemption and such other matter as may be mutually agreed by SPAC and the Company.  SPAC will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the SPAC Shareholders Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders Approval, and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, stock exchange rules and the SPAC Articles; provided, that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Shareholder in order to obtain the SPAC Shareholders Approval.  SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting, and (y) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that SPAC may adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that SPAC reasonably determines (following consultation with the Company, except with respect to any Company Acquisition Proposal) is necessary to comply with applicable Laws is provided to the SPAC Shareholders in advance of a vote on the approval of entry into this Agreement, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum, being the holders of a majority of the SPAC Shares,  necessary to conduct the business of the SPAC Shareholders’ Meeting, or (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders Approval; provided further, that SPAC may adjourn or postpone on only one occasion without the consent of the Company so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than an aggregate of twenty (20) consecutive calendar days in connection with such adjournment or postponement.

(ii)          Subject to Section 9.02, the Joint Proxy Statement/Prospectus shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall (A) withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation, or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any SPAC Acquisition Proposal (any action described in the foregoing clauses (A) and (B), a “Change in Recommendation”); provided, that the SPAC Board may make a Change in Recommendation prior to receipt of the SPAC Shareholders Approval if it determines in good faith that it is required to do so in order to comply with the directors’ fiduciary duties under applicable Laws; provided, further, that even if the SPAC Board makes a Change in Recommendation in accordance with this Section 9.03(b)(ii), SPAC shall comply with its obligations in the first sentence of Section 9.03(b)(i).

(c)          Company Shareholders Approval.

(i)          Prior to or as promptly as practicable after the Joint Proxy Statement/Prospectus is declared effective under the Securities Act, unless otherwise agreed to by SPAC, the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment thereof, the “Company Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Joint Proxy Statement/Prospectus is declared effective under the Securities Act for the purpose of obtaining the Company Shareholders Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of this Agreement) and such other matter as may be mutually agreed by SPAC and the Company.  The Company will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the Company Shareholders Approval, and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law.  The Company (x) shall set the date of the Company Shareholders’ Meeting to be seven (7) days after the Joint Proxy Statement/Prospectus is declared effective unless otherwise agreed to by SPAC, and (y) shall not adjourn the Company Shareholders’ Meeting without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Company may adjourn the Company Shareholders’ Meeting (1) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, there are insufficient Company Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, or (2) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, adjournment of the Company Shareholders’ Meeting is necessary to enable the Company to solicit additional proxies required to obtain Company Shareholders Approval; provided further, that for both sub-clauses (1) and (2) in the aggregate the Company may adjourn or postpone on only one occasion without the consent of the SPAC and so long as the date of the Company Shareholders’ Meeting is not adjourned or postponed more than an aggregate of ten (10) consecutive days in connection with such adjournment or postponement.

(ii)          The Company shall send meeting materials to the Company Shareholders entitled to receive notice of the Company Shareholders’ Meeting which shall seek the Company Shareholders Approval and shall include in all such meeting materials it sends to such Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the Company Board has unanimously recommended that such Company Shareholders vote in favor of the Company Shareholders Approval (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

Section 9.04          Support of Transaction.  Without limiting any covenant in Article VII or Article VIII, each of the Company and the SPAC shall, and the Company shall cause the other Group Companies and the Company Acquisition Entities to, and SPAC shall cause the SPAC Acquisition Entities to, (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that the Group Companies or the Company Acquisition Entities and SPAC or the SPAC Acquisition Entities, as applicable, are required to obtain in order to consummate the Transactions, (b) take such other action as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall require any of the Group Companies, SPAC or any Acquisition Entity or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (ii) seek to have any stay or Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of PubCo, any Group Company or SPAC, (iv) take or commit to take actions that limit the freedom of action of any of PubCo, the Group Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of PubCo, any Group Company or SPAC, or (v) grant any financial, legal or other accommodation to any other Person.

Section 9.05          Tax Matters.

(a)          Intended Tax Treatment.

(i)          This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361, and 368 of the Code and the Treasury Regulations thereunder. The Parties shall use commercially reasonable efforts to cause the Transactions to qualify, (and SPAC shall not, nor permit or cause any of their Affiliates to, take any action that could reasonably be expected to prevent, impair, or impede the Transactions from qualifying), for the Intended Tax Treatment, including changing the classification of Merger Sub 1 or Merger Sub 3 as disregarded as an entity separate from its owner for U.S. federal income Tax purposes as of its formation following its initial entity classification on IRS Form 8832 to be so treated. The Parties intend that the Transactions qualify for the Intended Tax Treatment and, if applicable and if required by U.S. Tax Law, shall report the Transactions consistently with the Intended Tax Treatment and the immediately preceding sentence, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall use commercially reasonable efforts to cooperate with each other and their respective Tax counsel and other Tax advisors to document and support the Transactions’ qualification for the Intended Tax Treatment.

(ii)          Each Party shall promptly notify the other Parties in writing if, before the Closing, it reasonably determines that the Transactions may not qualify for the Intended Tax Treatment. Following such notice, the notifying Party may propose amendments to the terms of this Agreement that such Party reasonably believes could facilitate such qualification without adversely affecting the rights and commercial position of the Parties. In that case, each other Party shall consider in good faith the proposed amendments and, if it determines in good faith that such amendments would not adversely affect the rights and commercial position of the Parties, the Parties shall effect such amendments.

(b)          Gain Recognition Agreement Information.  PubCo acknowledges that certain “U.S. persons” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(iv)) that owns at least five percent (5%) of either the total voting power or the total value of the stock of PubCo immediately after the Transactions (a “5% Shareholder”), as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written reasonable request of any 5% Shareholder made following the Closing Date, PubCo shall use commercially reasonable efforts to (i) furnish to such 5% Shareholder (to the extent such written request includes the contact information of such 5% Shareholder) such information as such 5% Shareholder reasonably requests in connection with such 5% Shareholder’s preparation of a gain recognition agreement, and (ii) provide such 5% Shareholder with the information reasonably requested by such 5% Shareholder for purposes of determining whether there has been a gain “triggering event” under the terms of such 5% Shareholder’s gain recognition agreement. The obligations under this Section 9.05(b) shall survive after the Closing.

(c)          PFIC.  For each taxable year in which Sponsor remains a principal shareholder of PubCo for the entirety of such taxable year, PubCo shall use commercially reasonable efforts to (i) determine whether it is a PFIC for such taxable year and (ii) if PubCo determines that it is a PFIC for such taxable year, (A) make electronically available a PFIC Annual Information Statement meeting the requirements of Treasury Regulations Section 1.1295-1(g) for such taxable year and (B) provide such other information related to such taxable year that is reasonably requested by PubCo’s shareholders and their direct and/or indirect owners that are “United States” persons (within the meaning of Section 7701(a)(30) of the Code) and reasonably necessary to comply with the provisions of the Code with respect to PFICs, including making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code; provided that Sponsor shall be considered a “principal shareholder” for purposes of this Section 9.05(c) so long as Sponsor or an Affiliate of Sponsor holds at least 50% of the aggregate number of PubCo Ordinary Shares issued to Sponsor on the Closing Date.

(d)          Tax Opinions.  No Tax counsel or other Tax advisors of the Parties shall be required to provide a Tax opinion as a condition to the Closing. In the event that any Party seeks a Tax opinion from its Tax advisor regarding the Intended Tax Treatment, or the SEC requests or requires a Tax opinion regarding the Intended Tax Treatment, each Party shall use commercially reasonable efforts to execute and deliver customary Tax representation letters (not to be inconsistent with this Agreement or the other Transaction Documents) as the applicable Tax advisor may reasonably request in form and substance reasonably satisfactory to such Tax advisor.

(e)          Transfer Taxes.  PubCo shall be responsible for and shall pay all Transfer Taxes. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and, if required by applicable Law, the other Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall use commercially reasonable efforts to cooperate with respect the filing of any such Tax Returns and other documentation and to cooperate to eliminate or reduce any Transfer Taxes.

Section 9.06          Shareholder Litigation.  The Company and PubCo shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the Knowledge of the Company or PubCo or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Equityholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions, the occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any Party to effect the Transactions not to be satisfied or is reasonably likely to have a material adverse effect on the ability of the Parties to consummate the Transactions or to materially delay the timing thereof (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation.  Other than with respect to any Shareholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) the Company and PubCo shall give SPAC a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against the Company or PubCo, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (b) SPAC and shall give the Company a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC, any of its Subsidiaries or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 9.07          Notice of Developments.  During the Interim Period, the Company shall promptly notify SPAC in writing, and SPAC shall promptly notify the Company in writing, upon any of the Group Companies or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be):  (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any Party to effect the Transactions not to be satisfied; or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the Parties to consummate the Transactions or to materially delay the timing thereof.  The delivery of any notice pursuant to this Section 9.07 shall not cure any breach of any warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable.  Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 9.07 shall not give rise to any liability of the Company or SPAC or be taken into account in determining whether the conditions in Article X have been satisfied or give rise to any right of termination set forth in Article XI.

Section 9.08          PubCo Listing.  Prior to the Closing, PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for listing on NYSE or Nasdaq as jointly selected by the Company and SPAC (the “Stock Exchange”), and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.

Section 9.09          Delisting and Deregistration.  The Company, PubCo, and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Shares, and SPAC Warrants to be delisted from NYSE (or be succeeded by the respective PubCo securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of the Initial Merger Effective Time or as soon as practicable thereafter.

Section 9.10          Employee Matters.

(a)          Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt an incentive equity plan (the “Incentive Equity Plan”), as proposed by the Board of Directors of the Company and as approved by the SPAC.  The Incentive Equity Plan shall have an initial additional share reserve, in addition to PubCo Substitute Options, equal to 5% of the fully-diluted PubCo Ordinary Shares immediately following the Closing (including as a result of any PIPE Investment and Equity Commitment Letter). For the purpose of the foregoing sentence, the PubCo Substitute Options shall be counted in determining the “fully-diluted” PubCo Ordinary Shares.

(b)          No Third-Party Beneficiaries.  Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 9.10 are included for the sole benefit of SPAC, PubCo and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, PubCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of any Group Company, or any participant in any Benefit Plan or other employee benefit plan, agreement, or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01         Conditions to Obligations of SPAC, the Company and the Acquisition Entities.  The obligations of each of SPAC, the Company and the Acquisition Entities to consummate, or cause to be consummated, the Transactions at the Closing, are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all Parties:

(a)          the SPAC Shareholders Approval shall have been obtained and remain in full force and effect;

(b)          any required waiting period or periods (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have terminated or expired;

(c)          the Joint Proxy Statement/Prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Joint Proxy Statement/Prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)          (i) PubCo’s initial listing application with the Stock Exchange in connection with the Transactions shall have been approved and PubCo will, immediately following the Closing, satisfy any applicable initial and continuing listing requirements of the Stock Exchange, and PubCo shall not have received any notice of non-compliance therewith, and (ii) the PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on the Stock Exchange, subject to official notice of issuance;

(e)          no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

(f)          upon the Closing and after giving effect to any SPAC Share Redemption and any PIPE Investment and any investment pursuant to the Equity Commitment Letter, PubCo will have net tangible assets of at least US$5,000,001.

Section 10.02        Conditions to Obligations of SPAC and SPAC Acquisition Entities.  The obligations of SPAC and the SPAC Acquisition Entities to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)          (i) the Company and PubCo Fundamental Warranties shall be true and correct in all but de minimis respects, as applicable, on and as of the date of this Agreement and the Closing Date as though made on and as of the date hereof and the Closing Date, except with respect to such warranties which speak as to an earlier date, which warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the other Transaction Documents, and (ii) each of the warranties of the Company contained in this Agreement other than the Company and PubCo Fundamental Warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, and Company Material Adverse Effect, or any similar qualification or exception) shall be true and correct on and as of the date of this Agreement and the Closing Date as though made on and as of the date hereof and the Closing Date, except with respect to such warranties which speak as to an earlier date, which warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)          each of the covenants of the Company and the Company Acquisition Entities to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)          since the date hereof, there has not been any Company Material Adverse Effect that is continuing and uncured;

(d)          the Company Shareholders Approval shall have been obtained, and copies of the minutes and/or shareholders’ written consent evidencing such Company Shareholders Approval shall have been delivered to SPAC, and remain in full force and effect;

(e)          the Company Pre-Closing Actions (as defined in the Company Disclosure Letter) shall have been completed;

(f)          the Executive Employment Agreement (as defined in the Company Disclosure Letter) shall have been amended by the parties thereto to remove the top-up rights set forth in 4.4(a) of the Executive Employment Agreement, or the Executive as defined therein shall have provided an irrevocable waiver waiving the top-up rights set forth in 4.4(a) of the Executive Employment Agreement, in each case on terms which are reasonably acceptable to Sponsor;

(g)          the Company or PubCo, as applicable, shall enter or have entered into a multiyear development agreement (the “Pharma Partner Agreement”) with a leading pharmaceutical or biotechnology company at terms that are to the reasonable satisfaction of SPAC, and such agreement is in full force and effect with no breach or violation thereof by the Group Companies. For the avoidance of doubt, no Yitai Agreement shall constitute a Pharma Partner Agreement; and

(h)          the Yitai Agreements shall have been entered into by the Company or any Group Company or PubCo, as applicable, and Yitai, and such agreements are in full force and effect with no breach or violation thereof by the Group Companies.

Section 10.03        Conditions to Obligations of the Company and the Company Acquisition Entities.  The obligations of the Company and the Company Acquisition Entities to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)          (i) the SPAC Fundamental Warranties shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such warranties which speak as to an earlier date, which warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, and (ii) each of the warranties of SPAC and SPAC Acquisition Entities contained in this Agreement other than the SPAC Fundamental Warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such warranties which speak as to an earlier date, which warranties shall be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect;

(b)          each of the covenants of SPAC and the SPAC Acquisition Entities to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)          the sum of (i) the amount of cash and cash equivalents available in the Trust Account following the SPAC Shareholders’ Meeting, after deducting the amounts required to satisfy the SPAC Share Redemption, plus (ii) the aggregate amount of proceeds of any PIPE Investment actually received by PubCo or SPAC prior to or substantially concurrently with the Closing, plus (iii) as of immediately prior to the Closing, the amount of cash and cash equivalents held by SPAC without restriction outside of the Trust Account and any interest earned on the amount of cash held inside the Trust Account is at least US$12,500,000;

(d)          since the SPAC Accounts Date, there has not been any SPAC Material Adverse Effect;

(e)          the underwriters of the IPO shall have delivered a written waiver letter to the Company regarding waiver of any underwriting discount, fees or expenses (whether deferred or not) in relation to the IPO;

(f)          the Warrant Assignment, Assumption and Amendment Agreement shall have been duly executed by all parties thereto other than the Company and delivered to the Company; and

(g)          the Equity Commitment Letter duly executed by Sponsor or an Affiliate thereof has been delivered to the Company, and Sponsor or such Affiliate has performed all its obligations thereunder.

Section 10.04        Frustration of Conditions.  None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to comply in all material respects with its obligations hereunder.

ARTICLE XI

TERMINATION

Section 11.01        Termination.  This Agreement may be terminated prior to the Closing:

(a)          by mutual written consent of the Company and SPAC;

(b)          by the Company or SPAC by written notice to the other Parties, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c)          by the Company or SPAC by written notice to the other Parties, if the SPAC Shareholders Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor (after giving effect to any adjournment or postponement thereof);

(d)          by the Company by written notice to the other Parties, if the SPAC Board or any committee thereof has withheld, withdrawn, qualified, amended or modified, or publicly proposed or resolved to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation;

(e)          by SPAC by written notice to the other Parties, if the Company Shareholders Approval shall not have been obtained within ten (10) days after the Joint Proxy Statement/Prospectus became effective;

(f)          by SPAC by written notice to the other Parties, if the Company or any Company Acquisition Entity is in material breach of its respective warranties or obligations hereunder that would render any of the conditions set forth in Section 10.02 incapable of being satisfied on the Closing Date, and such breach is either (i) not capable of being cured prior to the Outside Date, or (ii) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by SPAC to the Company, and (y) two (2) Business Days prior to the Outside Date;

(g)          by the Company by written notice to the other Parties, if SPAC or any SPAC Acquisition Entity is in material breach of its warranties or obligations hereunder that would render any of the conditions set forth in Section 10.03 incapable of being satisfied on the Closing Date, and such breach is either (i) not capable of being cured prior to the Outside Date, or (ii) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by the Company to SPAC, and (y) two (2) Business Days prior to the Outside Date;

(h)          by the Company or SPAC by written notice to the other Parties, if the Closing shall not have occurred by 5:00 p.m. (New York City time) on the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 11.01(h) shall not be available to any Party whose breach (in the case of the Company, including breach by any Company Acquisition Entity; in the case of SPAC, including breach by any SPAC Acquisition Entity) of any warranty, covenant or agreement set forth in this Agreement in any manner shall have been the primary cause of the failure of the Closing to be have occurred on or prior to the Outside Date; or

(i)          by the Company or SPAC by written notice to the other Parties, if there shall have occurred a SPAC Material Adverse Effect after the SPAC Accounts Date (in the case of a termination by the Company) or a Company Material Adverse Effect after the date hereof (in the case of a termination by the SPAC).

Section 11.02        Effect of Termination.  Any termination of this Agreement under Section 11.01 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties, which sets forth the provision of Section 11.01 under which such termination is made.  In the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any Willful Breach of this Agreement or fraud occurring prior to such termination, except that the provisions of this Section 11.02, Article I, Article XII and the Confidentiality Agreement shall survive any termination of this Agreement.  As used herein, the term “Willful Breach” means a deliberate act or a deliberate failure to act (including a failure to cure circumstances), which act or failure to act constitutes a breach of this Agreement, where the breaching party knows such action or omission is or would reasonably be expected to result in a material breach of such representation, warranty, agreement or covenant.

ARTICLE XII

MISCELLANEOUS

Section 12.01        Trust Account Waiver.  Notwithstanding anything to the contrary set forth in this Agreement, the Company, each Company Acquisition Entity and each SPAC Acquisition Entity acknowledges that, as described in the final prospectus of SPAC, dated March 11, 2021 (File No. 333-252633), available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC, certain of its public shareholders and the underwriters of SPAC’s initial public offering (the “Trust Account”).  The Company, each Company Acquisition Entity and each SPAC Acquisition Entity further acknowledges that it has been advised by SPAC that funds in the Trust Account may be disbursed only in accordance with the Trust Agreement and the SPAC Articles.  For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company (on behalf of itself and its Affiliates), each Company Acquisition Entity and each SPAC Acquisition Entity hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for First Surviving Company to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s or First Surviving Company’s ability to fulfill its obligation to effectuate the SPAC Share Redemption, or for fraud, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 12.02        Waiver.  Any Party may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the warranties (of another Party) that are contained in this Agreement, or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Section 12.03        Notices.  All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a Party may from time to time notify the other Parties).  Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery, (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery, (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five (5) days after posting.  The initial addresses and email addresses of the Parties for the purpose of this Agreement are:

If to SPAC or any SPAC Acquisition Entity, to:

Ross Acquisition Corp II
1 Pelican Lane
Palm Beach, Florida 33480
Attention: Wilbur L. Ross and Nadim Qureshi
Email: [***] and [***]

with a required copy (which shall not constitute notice) to:

White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606
Attention: Gary Silverman
E-mail: Gary.Silverman@whitecase.com

If to the Company or any Company Acquisition Entity, to:

245 Main Street, 3rd Floor,
Cambridge, MA 02142
Attention: JANG Ming-Kuei
Email: [***]

with a required copy (which shall not constitute notice) to:

Cooley HK
35th Floor, Two Exchange Square
8 Connaught Place
Central, Hong Kong
Attention: Will H. Cai
E-mail: wcai@cooley.com

If to the PubCo, the Company or any Acquisition Entity (following Closing), to:

245 Main Street, 3rd Floor,
Cambridge, MA 02142
Attention: JANG Ming-Kuei
Email: [***]

And

Ross Acquisition Corp II
1 Pelican Lane
Palm Beach, Florida 33480
Attention: Wilbur L. Ross and Nadim Qureshi
Email: [***] and [***]

with a required copy (which shall not constitute notice) to:

White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606
Attention: Gary Silverman
E-mail: Gary.Silverman@whitecase.com

with a second required copy (which shall not constitute notice) to:

Cooley HK
35th Floor, Two Exchange Square
8 Connaught Place
Central, Hong Kong
Attention: Will H. Cai
E-mail: wcai@cooley.com

Section 12.04        Assignment.  No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 12.05        Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of any Group Company, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the Parties, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement, or (c) limit the right of SPAC, the Company, any Acquisition Entity or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, that (i) the D&O Indemnified Parties (and their successors, heirs, and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.05, (ii) the Company Non-Recourse Parties and the SPAC Non-Recourse Parties (and their successors, heirs, and representatives) are intended third-party beneficiaries of, and may enforce, Section 12.16, and (iii) Sponsor (and its successors, heirs, and representatives) (x) is the intended third-party beneficiary of, and may enforce this Agreement pursuant to, Section 12.15 and, (y) following the Initial Merger Effective Time, shall have the sole right to enforce any and all of the rights granted to SPAC under this Agreement.

Section 12.06        Expenses.  Except as otherwise set forth in this Agreement or otherwise agreed in writing between any of the Parties, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that (a) Company shall pay or cause to be paid any payments or fees associated with the SPAC Extension, and (b) if the Closing shall occur, PubCo shall pay or cause to be paid, in accordance with Section 2.07(e), the SPAC Transaction Expenses (other than those that have been paid in accordance with Section 12.06(a)) and the Company Transaction Expenses, respectively, and SPAC undertakes that it or Sponsor shall notify the Company and seek its prior written consent, not to be unreasonably withheld, conditioned or delayed, before engaging any advisors in connection with the Transactions or incur any SPAC Transaction Expenses, provided further, that such notice or consent will not be required for any Ordinary Course expenses or amounts incurred or charged by advisors or other Representatives of the SPAC or Sponsor existing as of the date hereof or for any expenses or amounts which are customary to consummate the Transactions.

Section 12.07        Governing Law.   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the Laws of any other jurisdiction; provided, that the fiduciary duties of the Company Board and the SPAC Board with respect to the relevant Merger(s) shall in each case be governed by the laws of the Cayman Islands.

Section 12.08        Consent to Jurisdiction; Waiver of Trial by Jury.   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF (I) THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE OR (II) THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, TO THE SUPERIOR COURT OF THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE CONVENIENT OR APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 12.03 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.08.

Section 12.09        Headings; Counterparts.  The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, and by different Parties in separate counterparts, with the same effect as if all Parties had signed the same document, but all of which together shall constitute one and the same instrument.  Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile, as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 12.10        Entire Agreement.  This Agreement (together with the Disclosure Letters) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.  No warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such Parties except as expressly set forth in the Transaction Documents.

Section 12.11        Amendments.  This Agreement may be amended or modified in whole or in part prior to the Initial Merger Effective Time only by a duly authorized agreement in writing executed by each of the Parties; provided, that after the Company Shareholders Approval or the SPAC Shareholders Approval has been obtained, there shall be no amendment or waiver that by applicable Law or the Company Articles or SPAC Articles (as applicable) requires further approval by the Company Shareholders or the SPAC Shareholders, respectively, without such approval having been obtained.

Section 12.12        Publicity.

(a)          All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company; provided, that no such Party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.12(a).  For the avoidance of doubt, nothing contained in this Section 12.12 shall prevent SPAC, PubCo or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or Private Placement Investors.

(b)          The restriction in Section 12.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, that in such an event, the Party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing.

Section 12.13        Confidentiality.  The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement, the consummation of the Transactions and the existence and terms of this Agreement are confidential and subject to the terms of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference mutatis mutandis and shall apply to such disclosures.  Notwithstanding the foregoing, each Party shall be permitted to disclose the Transaction Documents, the fact that the Transaction Documents have been signed and the status and terms of the Transactions to its existing or potential Affiliates, partners, shareholders, lenders, underwriters, financing sources, and regulators, and to the extent required, in regulatory filings, and their respective Representatives; provided, that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential.

Section 12.14        Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.15        Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity.  In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16        Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC, and the Acquisition Entities as named Parties.  Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or any Company Acquisition Entity (each, a “Company Non-Recourse Party”) or of SPAC (each, an “SPAC Non-Recourse Party”), and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.  Notwithstanding the foregoing, nothing in this Section 12.16 shall relief any Person of liability under any other Transaction Documents to which such Person is a party.

Section 12.17        Non-Survival of Warranties and Covenants.  Except as otherwise contemplated by Section 11.02, the warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.18        Conflicts and Privilege.

(a)          Each of SPAC, the Acquisition Entities and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Third Surviving Company) (all such parties, the “W&C Waiving Parties”), that White & Case LLP (“W&C”) may represent the shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Third Surviving Company) (collectively, the “W&C WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other W&C Waiving Parties, and each of SPAC and the Company on behalf of itself and the W&C Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to W&C’s prior representation of the Company, its Subsidiaries or of W&C Waiving Parties.  SPAC and the Company, for itself and the W&C Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the W&C WP Group and W&C, made in connection with the negotiation, preparation, execution, delivery, and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Third Surviving Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the W&C WP Group (the “W&C Privileged Communications”), without any waiver thereof.  SPAC and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the W&C Privileged Communications, whether located in the records or email server of the Third Surviving Company and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and SPAC and the Company agree not to assert that any privilege has been waived as to the W&C Privileged Communications, by virtue of the Mergers.

(b)          Each of SPAC, the Acquisition Entities and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Third Surviving Company) (all such parties, the “Cooley Waiving Parties”), that Cooley LLP (“Cooley”) may represent the shareholders or holders of other equity interests of Sponsor or of SPAC or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Third Surviving Company) (collectively, the “Cooley WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, notwithstanding its prior representation of Sponsor, SPAC or other Cooley Waiving Parties.  Each of SPAC and the Company, on behalf of itself and the Cooley Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Cooley’s prior representation of Sponsor, SPAC or other Cooley Waiving Parties.  Each of SPAC and the Company, for itself and the Cooley Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between Sponsor, SPAC or any other member of the Cooley WP Group, on the one hand, and Cooley, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery, and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Third Surviving Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Cooley WP Group (the “Cooley Privileged Communications”), without any waiver thereof.  SPAC and the Company, together with any of their respective Affiliates, successors or assigns, agree that no Person may use or rely on any of the Cooley Privileged Communications, whether located in the records or email server of the Third Surviving Company and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and SPAC and the Company agree not to assert that any privilege has been waived as to the Cooley Privileged Communications, by virtue of the Mergers.

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IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC:

ROSS ACQUISTION CORP II

By:	/s/ Wilbur L. Ross, Jr.
	Name:	Wilbur L. Ross, Jr.
	Title:	President and Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

COMPANY:

APRINOIA Therapeutics Inc.

By:	/s/ Jang, Ming-Kuei
	Name:	Jang, Ming-Kuei
	Title:	Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

PUBCO:

APRINOIA Therapeutics Holdings Limited

By:	/s/ Jang, Ming-Kuei
	Name:	Jang, Ming-Kuei
	Title:	Director

MERGER SUB 1:

APRINOIA Therapeutics Merger Sub 1, Inc.

By:	/s/ Jang, Ming-Kuei
	Name:	Jang Ming-Kuei
	Title:	Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

MERGER SUB 2:

APRINOIA Therapeutics Merger Sub 2, Inc.

By:	/s/ Nadim Qureshi
	Name:	Nadim Qureshi
	Title:	Director

MERGER SUB 3:

APRINOIA Therapeutics Merger Sub 3, Inc.

By:	/s/ Nadim Qureshi
	Name:	Nadim Qureshi
	Title:	Director

[Signature Page to Business Combination Agreement]